Exhibit 99.48

Notice to U.S. Investors

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

GENERAL SHAREHOLDERS MEETING OF MEDIASET ESPAÑA COMUNICACIÓN, S.A. TO BE HELD ON

4 SEPTEMBER 2019

QUESTIONS AND ANSWERS

THE TRANSACTION: CROSS-BORDER MERGER AND PRIOR SEGREGATION

INDEX OF QUESTIONS AND ANSWERS

A.	GENERAL

B.	PURPOSE

C.	SEGREGATION

D.	EXCHANGE RATIOS

E.	WITHDRAWAL RIGHT

F.	SPECIAL VOTING SHARES

G.	LISTING AND TRADING

H.	TAX AND ACCOUNTING

I.	CORPORATE GOVERNANCE OF “MEDIAFOREUROPE N.V.”

J.	ADDITIONAL TRANSACTION FEATURES

The following “Questions and answers” have been prepared by Mediaset España for purposes of article 520 of the Spanish Companies Law (the LSC) and, therefore, any questions raised by shareholders before or during the Mediaset España general shareholders meeting (Mediaset España General Meeting) will be replied by reference to this document, insofar as the relevant answers are already provided in this document, which has been made available on the corporate website of Mediaset España.

A.   GENERAL

A.1

What is the merger?

The merger entails the cross-border merger of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicación, S.A. (Mediaset España) with and into Mediaset Investment N.V. (DutchCo), a wholly-owned direct subsidiary of Mediaset (the Merger). DutchCo will be renamed “MFE — MEDIAFOREUROPE N.V.” after the Merger (MFE - MEDIAFOREUROPE or MFE).

DutchCo, Mediaset and Mediaset España (jointly referred to as the Companies or the Merging Companies) belong to the Mediaset group (the Group). In particular, (i) DutchCo is a wholly-owned direct subsidiary of Mediaset, incorporated under the laws of the Netherlands and (ii) Mediaset España is a direct subsidiary of Mediaset, incorporated under the laws of Spain. On the date of announcement of the proposed Transaction (7 June 2019) Mediaset owned approximately 51.63% of Mediaset España’s share capital (and 53.98% of the voting rights, taking into account the treasury shares held by Mediaset España).

The Merger is part of a single and broader transaction (the Transaction) which also envisages the following reorganizations, aimed at maintaining the activities of Mediaset and Mediaset España, respectively, in Italy and Spain, to be completed prior to the effectiveness of the Merger, (i) the incorporation of an Italian wholly-owned direct subsidiary of Mediaset (NewCo Italia), (ii) the transfer by Mediaset to NewCo Italia of substantially all of its business and certain shareholdings (the Mediaset Reorganization), and (ii) the segregation by Mediaset España, pursuant to Spanish law, of all its assets and liabilities, including its shareholdings in other companies, to Grupo Audiovisual Mediaset España Comunicación, S.A. (GA Mediaset), a Spanish wholly-owned direct subsidiary of Mediaset España, in exchange for the allotment to Mediaset España of all the new shares in GA Mediaset that will be issued on the occasion of the share capital increase triggered by the segregation (the Mediaset España Segregation and, together with the Mediaset Reorganization, the Preliminary Reorganizations).

Upon completion of the Merger, Mediaset and Mediaset España will cease to exist as standalone entities, and DutchCo will acquire the assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España (as remaining after the Preliminary Reorganizations).

The completion of the Preliminary Reorganizations is a condition precedent to the Merger.

A.2

How will the structure of the Mediaset group change upon completion of the Transaction?

The current structure of the Group is represented below.

The structure of the Group after completion of the Preliminary Reorganizations, but prior to the completion of the Merger, is represented below.

The structure of the Group after completion of the Merger is represented below.

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A.3

What are the main features of the envisaged Transaction?

•                  Purpose: combination of Mediaset and Mediaset España to create a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe.

•                  Structure: Mediaset and Mediaset España will be merged with and into DutchCo and will cease to exist as standalone entities. DutchCo will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

Upon completion of the Merger:

(i)                 each Mediaset shareholder, including the depositary bank under the Mediaset American Depositary Receipts (ADRs) program, will receive 1 ordinary share of DutchCo (DutchCo Ordinary Shares) for each Mediaset share held;

(ii)              each holder of ADRs representing Mediaset shares will receive such number of DutchCo ADRs representing ordinary shares of DutchCo as results from the exchange ratio set out in paragraph (i) above;

(iii)           each Mediaset España shareholder (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law) will receive 2.33 ordinary shares of DutchCo for each Mediaset España share held.

No fractional DutchCo Ordinary Shares shall be allotted to any holder of shares of the absorbed companies (i.e., Mediaset and Mediaset España).

•                  Loyalty program: introduction of a loyalty special voting structure to reward long-term ownership and foster the stability of the shareholder base.

•                  Listing: following completion of the Transaction, DutchCo Ordinary Shares will be listed for trading on the Mercato Telematico Azionario, organized and managed by Borsa Italiana S.p.A. (the Mercato Telematico Azionario) and will also be listed on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia (the Spanish Stock Exchanges) for trading through the automated quotation system of the Spanish Stock Exchanges (Sistema de Interconexión Bursátil Español — the SIBE), organized and managed by Sociedad de Bolsas, S.A.U.

•                  Preliminary Reorganizations: in the context of the Merger, the Preliminary Reorganizations are envisaged in order to maintain all the operations and business activities of Mediaset and Mediaset España, respectively, in Italy and Spain.

Therefore, before completion of the Merger, Mediaset and Mediaset España will not have relevant business activities (save for certain financial activities that will remain in Mediaset and will be transferred to DutchCo upon effectiveness of the Merger).

•                  Withdrawal rights: Mediaset España Shareholders voting against the Merger (and Mediaset Shareholders not participating in the adoption of the resolution of Merger) will be entitled to exercise their withdrawal right. See Section E for more details on the conditions of exercise of the withdrawal rights.

A.4

When are the Merger and the Transaction expected to be completed?

The Merger (and, consequently, the Transaction) is currently expected to be completed by the fourth quarter of 2019, subject, however, to the satisfaction of certain conditions precedent,

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several of which are not under the control of the Merging Companies.

A.5

Why re-domiciling the company in the Netherlands?

Re-domiciling is necessary to accomplish the group’s strategic objectives. The incorporation of a new holding company in the Netherlands — which represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) — constitutes an important step in the development of a fully-integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

Besides, the European law permits cross-border mergers between European companies in a manner similar to a domestic merger.

Furthermore:

•                 a re-domiciliation in the Netherlands enhances Mediaset global profile and stresses the international diversification of the business and the shareholder base;

•                 a large number of industrial groups have historically chosen the Netherlands for their holding companies, on the basis of its favourable and international corporate environment; and

•                 neither Italian law nor Spanish law permit to implement the mechanism to reward long-term shareholders envisaged in the context of the Transaction.

A.6

Will there be any change regarding Spanish operations and commitment to Spain?

Spanish operations will remain unchanged in Spain given that Mediaset España as such is not leaving the country.

In this regard, it is worth recalling that, before completion of the Merger, the Mediaset España Segregation will be consummated, and by virtue thereof, Mediaset España will segregate all of its assets and liabilities, including its shareholdings in other companies, to GA Mediaset, thus all the operating activities will remain in Spain and GA Mediaset will be allowed to continue operating the current business of the Group in Spain once the Transaction is completed, within the same legal and business framework as the one regulated by the laws currently applicable to the activities of Mediaset España. Further, the Spanish operating company will remain tax resident in Spain.

Besides, while it is true that the Spanish holding entity remaining after the Mediaset España Segregation will be moved to the Netherlands, all its assets and liabilities transferred to DutchCo by virtue of the Merger — namely the GA Mediaset shares — will be allocated to a branch of DutchCo located in Spain (the Spanish Branch).

Therefore, upon effectiveness of the Merger, no meaningful variation in the relationships of Mediaset España with its employees, suppliers and regulatory and tax authorities are envisaged. For additional reasons relating to the Mediaset España Segregation see section C.

In this regard, it is worth recalling that, before completion of the Merger, the Mediaset Reorganization will be consummated, whereby Mediaset will transfer substantially all of its business to NewCo Italia: therefore, all the operating activities will remain in Italy and NewCo Italia will be allowed to continue operating the business of Mediaset, once the Transaction is completed, within the same legal and business framework as the one regulated by the laws currently applicable to the activities of Mediaset.

Upon effectiveness of the Merger, no meaningful variations in the relationships of Mediaset with its employees, suppliers and regulatory and tax authorities are envisaged.

Many of the reasons to be incorporated in the Netherlands are related to corporate law and this decision should not be interpreted as an intention to scale down Mediaset’s or Mediaset España’s presence in Italy and Spain, respectively.

A.7

Will the Transaction determine changes in the Group’s business strategy?

The Transaction is aimed at creating a pan-European media and entertainment group. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation

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scenario in the European video media industry.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension and ample resources to invest in core business areas.

A different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of Mediaset and Mediaset España believe that the Transaction would allow the achievement of significant cost efficiencies and savings.

A.8

How will the capitalization of Mediaset España change?

As at the date hereof, the share capital of Mediaset España amounts to Euro 163,717,608, divided into No. 327,435,216 ordinary shares, each having a nominal value of Euro 0.50.

If the participation of Mediaset in Mediaset España remained unaltered, and provided that the number of shares held in treasury at the date of approval of the common merger plan (i.e., 7 June 2019) by Mediaset (No. 44,071,568) and by Mediaset España (No. 14,269,073) is maintained as treasury shares and therefore such shares were cancelled upon effectiveness of the Merger, DutchCo would issue No. 1,472,925,998 of DutchCo Ordinary Shares, with a nominal value of Euro 0.01 per share, resulting in a total nominal value of Euro 14,729,259.98.

The exact amount of the share capital increase will depend on (i) the number of treasury shares of Mediaset and Mediaset España held at the effective date of the Merger (the Merger Effective Date), and (ii) the shareholding of either of the absorbed companies (i.e., Mediaset and Mediaset España) in the other absorbed company at the Merger Effective Date.

Upon completion of the Merger, the authorized share capital of MFE will amount to Euro 240,000,000.00, divided into 1,500,000,000 DutchCo Ordinary Shares (each having a nominal value of Euro 0.01), 1,500,000,000 Special Voting Shares A (each having a nominal value of Euro 0.02), No. 1,500,000,000 Special Voting Shares B (each having a nominal value of Euro 0.04) and 1,500,000,000 Special Voting Shares C (each having a nominal value of Euro 0.09).

It is expected that, prior to the Merger Effective Date, the board of directors of DutchCo will be authorized by the shareholders’ meeting to make share capital increases.

A.9

What are the conditions precedent to the closing of the Merger?

The completion of the Merger is subject to the satisfaction of the following conditions precedent:

(i)               the Preliminary Reorganizations shall have been consummated; for which purposes, among others, the required regulatory authorizations shall have been obtained;

(ii)            the DutchCo Ordinary Shares, which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger, shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the Dutch supervisory authority (Autoriteit Financiële Markten — the AFM) and/or other competent authorities;

(iii)         no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(iv)        the amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger under Article 2437-quater of the Italian civil code and under Article 62 of Spanish Law 3/2009 of 3 April on structural modifications to business companies (the LME) and other applicable Spanish regulations, respectively, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and of Mediaset España) (Amount of Withdrawal Rights and Oppositions), shall not exceed in the aggregate the amount of Euro 180 million, provided, however, that, for clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable

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by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares; and

(v)           absence of material adverse change in the legal, economic, political or financial markets conditions or other extraordinary events which might affect the business or the results of Mediaset and/or Mediaset España and/or the market value of the Mediaset shares and/or Mediaset España shares and/or that could otherwise negatively affect the Transaction.

Mediaset and Mediaset España may jointly waive the conditions set out under (iv) and (v).

A.10

What are the required pre- Merger formalities?

In addition to the satisfaction of the above conditions precedent the following formalities shall have been met:

(i)               Deloitte Accountants B.V. shall have delivered to DutchCo the reports prescribed under applicable law, including a report with respect to the fairness of the Exchange Ratios (a copy of which shall have been provided to Mediaset and Mediaset España as soon as practicable upon delivery thereof to DutchCo);

(ii)            PricewaterhouseCoopers, S.p.A. shall have delivered to Mediaset the report with respect to the fairness of the Exchange Ratios (a copy of which shall have been provided to DutchCo and Mediaset España as soon as practicable upon delivery thereof to Mediaset);

(iii)         Grant Thornton, S.L.P. shall have delivered to Mediaset España the report on the common merger plan (including on the fairness of the Exchange Ratio II) (a copy of which shall have been provided to DutchCo and Mediaset as soon as practicable upon delivery thereof to Mediaset España);

(iv)        a declaration shall have been issued by the local district Court in Amsterdam (the Netherlands) (and received by DutchCo) stating that no creditor has opposed to the Merger; or in case of any opposition, such declaration shall have been received within one month after the withdrawal or the discharge of the opposition has become enforceable;

(v)           the 60-day period following the date on which the resolution of the Mediaset Extraordinary General Meeting (Mediaset Extraordinary Meeting) has been registered with the Companies’ Register of Milan shall have expired and no creditor of Mediaset whose claims precede the registration of the common merger plan shall have opposed the Merger or, should the Merger be opposed, (i) such opposition shall have been waived, settled or rejected, and/or (ii) Mediaset shall have deposited the necessary amounts to satisfy its opposing creditors with a bank, and/or (iii) the competent Court — provided that the risk of prejudice to creditors is deemed ungrounded or that adequate guarantees have been given by Mediaset in order to satisfy its opposing creditors — shall have nonetheless authorized the Merger despite the opposition;

(vi)        the one-month period following the publication of the resolution of the Mediaset España general meeting (Mediaset España General Meeting) approving the Merger shall have expired and no creditor of Mediaset España — whose non-secured credits have arisen before the publication of the common merger plan on the Mediaset España website and are not due and payable before such date — shall have opposed the Merger or, should the Merger be opposed (i) such opposition shall have been waived, settled or rejected, and/or (ii) Mediaset España shall have (directly or through a credit institution) sufficiently secured such credits; and

(vii)     all the pre-merger formalities shall have been completed, including the delivery (i) by the Italian public notary selected by Mediaset and (ii) by the Commercial Register of Madrid to the Dutch civil law notary of the respective certificates conclusively attesting to the proper completion of the required pre-merger acts and formalities.

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A.11

Will the Merger entitle Mediaset España shareholders and/or Mediaset shareholders to exercise their withdrawal rights?

Yes.

Mediaset España shareholders who vote against the Merger in the Mediaset España General Meeting will be entitled to exercise their withdrawal rights in accordance with Spanish law.

In addition, Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal rights in accordance with Italian law.

For further details on the withdrawal right, please see Section E (“Withdrawal Right”).

A.12

Is the completion of the Merger subject to the exercise of creditors’ rights?

Yes.

In the context of the Merger, creditors’ may exercise their rights of opposition pursuant to Italian, Spanish and Dutch law for a period of, respectively, (i) 60 days following the registration with the Companies’ Register of Milan of the minutes of the Mediaset Extraordinary Meeting called for the purposes of approving the Merger, (ii) one month after the publication of the resolution of the Mediaset España General Meeting approving the Merger in the Official Gazette of the Commercial Register (Boletín Oficial del Registro Mercantil — the BORME) and (iii) one month following the announcement of the filing of the common merger plan with the Dutch Commercial Register.

Provided that the resolution approving the Merger is duly adopted by the Mediaset Extraordinary Meeting in accordance with Italian law, such resolution must be registered with the Companies’ Register of Milan and a 60-day period from the date of such registration must be observed prior to closing of the Merger. During this waiting period, creditors of Mediaset whose claims have arisen prior to the registration of the common merger plan with the Companies’ Register of Milan may oppose the Merger before an Italian court of competent jurisdiction. Should an opposition to the Merger be made, the competent court — provided that the risk of prejudice to creditors is deemed ungrounded or adequate guarantees have been given by the company in order to satisfy its creditors — may nonetheless authorize the Merger despite the opposition .

During the one-month period following the publication of the resolution of the Mediaset España General Meeting approving the Merger creditors of Mediaset España — whose non-secured credits have arisen before the publication of the common merger plan on the Mediaset España website and are not due and payable before such date — shall be entitled to oppose the Merger. Should the Merger be opposed, Mediaset España (directly or through a credit institution) must sufficiently secure the relevant credits before completing the Merger.

Creditors of DutchCo will have the right to oppose the Merger by filing a formal objection to the common merger plan with the local Court of Amsterdam, the Netherlands, pursuant to Section 2:316 of the Dutch civil code, within a period of one month starting from the day following the day of publication, on a Dutch national newspaper, of a notice regarding the filing of the common merger plan.

A.13

When will Mediaset and Mediaset España verify if the Amount of Withdrawal Rights and Oppositions has exceeded the Euro 180 million threshold?

The Amount of Withdrawal Rights and Oppositions comprises several items, and namely, the amount to be paid by Mediaset and by Mediaset España to Mediaset and Mediaset España shareholders who have exercised their withdrawal right in relation to the Merger and to creditors of Mediaset and Mediaset España who have exercised their right of opposition to the Merger.

Under Italian law, the period for the exercise of the withdrawal right expires 15 days after the registration with the Companies’ Register of Milan of the resolution of the Mediaset Extraordinary Meeting; and the period for the exercise of the right of opposition of creditors expires 60 days after such registration.

Once the 15-day period has expired, the shares with respect to which withdrawal rights have been exercised will be offered by Mediaset to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares will be acquired by MFE at the redemption price upon completion of the Transaction.

Under Spanish law, the period for the exercise of the withdrawal right expires 1 month following the publication in the BORME of the approval of the Merger by the Mediaset España General

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Meeting; the period for the exercise of the right of opposition of creditors expires one month following such publication. For further details on the withdrawal right, please see Section E (“Withdrawal Right”).

The Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares.

Only upon expiration of:

(i)               the period for the exercise of the withdrawal right provided under Italian law;

(ii)            the period for the exercise of the creditors’ right of opposition provided under Italian law;

(iii)         the period for the exercise of the withdrawal right provided under Spanish law; and

(iv)        the period for the exercise of the creditors’ right of opposition provided under Spanish law,

and, furthermore, after

(v)           the offer of Mediaset withdrawn shares to existing shareholders of Mediaset; and

(vi)        the potential transactions and/or agreements aimed at transferring Mediaset and Mediaset España withdrawn shares,

Mediaset and Mediaset España will be in the condition to determine whether the Amount of Withdrawal Rights and Oppositions has exceeded the Euro 180 million threshold and, therefore, whether the condition precedent has been satisfied.

Mediaset and Mediaset España will provide prompt disclosure as to developments as a result of which the conditions precedent may be satisfied as well as to whether the relevant condition precedent has been satisfied.

A.14

May the boards of directors of the Mediaset and Mediaset España waive the Euro 180 million threshold set for Amount of Withdrawal Rights and Oppositions?

Yes.

It is proposed that the Mediaset España General Meeting and the Mediaset Extraordinary Meeting delegate to their respective boards of directors the faculty to waive this condition precedent. Waiver of this condition precedent requires that both companies agree thereon.

A.15

What are the supervisory/regulatory approvals required?

Listing of DutchCo Ordinary Shares

•                  The necessary decisions for the listing of DutchCo Ordinary Shares on the Mercato Telematico Azionario.

•                  The decision to admit DutchCo Ordinary Shares to trading on the Spanish Stock Exchanges through the SIBE.

•                  The necessary authorizations by the AFM and/or by other competent authorities.

Secretaría del Estado para el Avance Digital del Ministerio de Economía y Empresa — the SEAD

•                  The regulatory authorization by the SEAD of the transfer of the audiovisual media licenses currently held by Mediaset España to GA Mediaset (a wholly-owned direct subsidiary of Mediaset España) in the context of the Mediaset España Segregation.

Antitrust

•                  No antitrust approval is required.

A.16

What happens if the Transaction is not completed?

The Mediaset España shareholders and the Mediaset shareholders would continue to hold their Mediaset España shares and Mediaset shares, as the case may be, and any exercise of withdrawal rights by Mediaset shareholders or by Mediaset España shareholders would not be effective (unless, with respect to Mediaset España, in the very unlikely case that non-completion

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was determined after settlement of the withdrawal price to Mediaset España withdrawing shareholders).

Mediaset España would remain a publicly traded company listed on the Spanish Stock Exchanges. Mediaset would remain a publicly traded company listed on the Mercato Telematico Azionario.

A.17

When and where will the Mediaset Extraordinary Meeting and the Mediaset España General Meeting be held?

The Mediaset Extraordinary Meeting will be held on 4 September 2019 at 10:00 hours (Central European Time) at Viale Europa No. 46, in Cologno Monzese (Italy).

The Mediaset España General Meeting will be held on 4 September 2019, at 12:00 hours (Central European Time) at Carretera de Fuencarral a Alcobendas, 4, in Madrid (Spain).

The Mediaset España General Meeting will be held on a single call and, accordingly, later dates for the meeting will not be given, as specified in the notice published on the corporate websites of the Spanish national securities market commission (Comisión Nacional del Mercado de Valores — the CNMV) and Mediaset España on 28 June 2019 and in the Spanish newspaper “La Razón” on 28 June 2019.

A.18

What matters will be subject to voting at the Mediaset España General Meeting?

The Mediaset España General Meeting will discuss and vote on the following resolutions:

•                  the approval of the Mediaset España Segregation along the lines of the segregation plan relating to the Mediaset España Segregation which involves the segregation of all of Mediaset España assets and liabilities, including its shareholdings in other companies, to GA Mediaset;

•                  the approval of the Merger along the lines of the common merger plan relating to the Merger;

•                  the approval of an authorization to the board of directors for the purchase and sale of treasury shares; and

•                  the granting of powers to the board of directors and certain directors of Mediaset España in connection with the Mediaset España Segregation and the Merger.

A.19

Who is entitled to vote at the Mediaset España General Meeting?

The record date has been set on 29 August 2019, which is at least five days before the date on which the Mediaset España General Meeting is scheduled (the Record Date).

Eligible holders of Mediaset España shares on the Record Date may attend and vote at the Mediaset España General Meeting. Holders of Mediaset España shares may appoint a proxy holder to vote on their behalf or vote via electronic or postal means, provided that all statutory requirements, internal rules and instructions are followed.

A.20

When will the Mediaset España General Meeting be considered regularly held and the resolution regarding the Merger validly adopted?

The Mediaset España General Meeting will be considered regularly held if at least 50% of the share capital is represented.

Resolutions on the matters subject to voting at the Mediaset España General Meeting will require an absolute majority of the votes corresponding to the voting share capital represented at the Mediaset España General Meeting.

Mediaset España’s controlling shareholder, Mediaset, has confirmed its full support to the Transaction. As of 7 June 2019, Mediaset owned 51.63% of Mediaset España’s share capital and 53.98% of the voting rights, taking into account the treasury shares held by Mediaset España as of such date).

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A.21

How can Mediaset España shareholders exercise the voting rights attached to the Mediaset España shares registered in their name?

If the Mediaset España shares are registered in the name of a Mediaset España shareholder as of the Record Date and their ownership as of such date is evidenced by means of the corresponding voting, proxy or distance vote card issued by Mediaset España, the validation certificate issued by the Spanish centralized clearing system organized by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“Iberclear”) or by any other means provided by law, such Mediaset España shareholder may attend the Mediaset España General Meeting and vote. Anyone becoming a Mediaset España shareholder subsequent to the Record Date will not be entitled to attend or vote at the Mediaset España General Meeting.

Mediaset España shareholders entitled to attend the Mediaset España General Meeting and vote may, in advance of the date of the shareholders’ meeting, decide not to attend the Mediaset España General Meeting and either appoint a proxy holder to vote on their behalf or vote via electronic or postal means, provided that all statutory requirements, internal rules and instructions provided on the corporate website of Mediaset España are followed (www.telecinco.es).

A.22

May Mediaset España shareholders change their voting instructions after conferring a proxy or revoke their proxies? May they provide voting instructions for only some of the motions to be voted at the Mediaset España General Meeting?

Proxies and voting instructions may be revoked or changed up to and until midnight on the business day prior to the Mediaset España General Meeting or by the shareholder attending the meeting in person.

Proxies and voting instructions may be conferred with respect to all or some of the motions on the agenda.

A.23

If Mediaset España shares are held through a bank or a broker, will the bank or broker exercise the voting rights attached to such shares?

No.

If Mediaset España shares are owned by a Mediaset España shareholder and such shares are held through a bank or broker or a depositary, the Mediaset España shareholder is the only one entitled to exercise their voting rights (directly or through a proxy).

A.24

How can Mediaset España shareholders attend the Mediaset España General Meeting in person?

The Mediaset España General Meeting will be held on 4 September 2019, at 12:00 hours (Central European Time), at Carretera de Fuencarral a Alcobendas, 4, in Madrid (Spain). Mediaset España shareholders, who are registered as such on the Record Date and who wish to attend the Mediaset España General Meeting in person, must provide at the entrance of the premises where the Mediaset España General Meeting is held, the attendance card issued by Mediaset España, the documents proving the status of representative of the legal entity shareholder, the presentation of the National Identity Document or any other similar official document.

A.25

Will Mediaset España pay sums to Mediaset if the Mediaset España General Meeting does not approve the Merger?

No, Mediaset España will not pay any amount to Mediaset (or vice versa).

Should the Merger not be approved by the Mediaset Extraordinary Meeting, no liability shall be claimed on part of Mediaset, Mediaset España or DutchCo nor on part of their respective officers and directors.

However, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses.

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A.26

Do the board of directors of Mediaset and the board of directors of Mediaset España recommend the approval of the Merger?

Yes.

At the meeting held on 7 June 2019, the board of directors of Mediaset carefully considered the proposed Merger and the Transaction and determined that, taking into account the current circumstances, the Merger and the transactions contemplated by the common merger plan are not only fair to, but also in the best interest of Mediaset and its shareholders.

As regards Mediaset España, an ad hoc merger committee, formed by three independent directors and one “other external” director, was appointed within the board of directors of Mediaset España (the Merger Committee). The Merger Committee was entrusted with the analysis of all matters related to the Merger including the negotiations of the common merger plan and the exchange ratio. Upon the prior favourable proposal of the Merger Committee, the board of directors of Mediaset España (with the abstention of proprietary and executive directors) resolved, at the meeting held on 7 June 2019, to approve the common merger plan and the proposal of Merger (as well as the Transaction as a whole).

Accordingly, the board of directors of Mediaset and the board of director of Mediaset España approved the common merger plan and the Transaction and recommended that Mediaset and Mediaset España shareholders vote in favour of the Merger.

A.27

Do any specific requirement apply to approve the Merger as an affiliated transaction?

The Merger is an affiliated or related-party transaction between the Merging Companies because Mediaset España and its parent company Mediaset will merge with and into DutchCo (which, in turn, is a wholly owned direct subsidiary of Mediaset). This fact has determined that Mediaset España entrusted the negotiation of the terms of the Merger, including the exchange ratio and the approval of the common merger plan, to the Merger Committee. Subsequently, upon the proposal of the Merger Committee, both the relevant exchange ratio and the common merger plan were approved by the Board of Directors by unanimity and with the abstention of the executive and proprietary directors.

At the level of the Mediaset España General Meeting, the Merger, as well as the Transaction, does not fall within any of the limited set of instances where interested shareholders are legally bound to abstain from voting.

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B.   PURPOSE

B.1	What are the principal reasons and expected benefits of the Transaction?

From a strategic, operational and industrial perspective, the Transaction is aimed at creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The creation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

On 29 May 2019, Mediaset announced the acquisition of a 9.6% stake in the German broadcaster ProSiebenSat.1 Media, corresponding to up to 9.9% of the voting rights, excluding treasury shares. Mediaset and Mediaset España have been developing a strong relationship with ProSiebenSat.1 in the European Media Alliance (EMA) in the last five years. The goal of this alliance is to develop economies of scale which are crucial for the future of European TV.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

In particular, Mediaset and Mediaset España boards of directors believe that this first step enables the following strategic and operational benefits, which can only be unlocked efficiently through a combined entity that is run by a single management team with a clear definition of its strategic priorities and value levers:

(i)

Scale to compete. Integrated and diversified media company with access to a combined audience of 107 million viewers to better compete with global players. Economies of scale will be generated in key crucial areas such as: (i) audience/reach, (ii) content creation and distribution, (iii) audience data, (iv) AdTech platforms, (v) OTT (AVOD) platforms, and (vi) talent acquisition and attraction.

(ii)

New business opportunities. Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension, and will ample resources to invest in core business areas, such as creation of a production content house, data collection, addressable TV, digital audio, DOOH, mobile proximity.

(iii)

Stronger proprietary channel and content portfolio. MFE will have the best content and viewing experience across all platforms (linear and non-linear). It will offer engaging content for viewers thanks to stronger in-house production resources and increased ability to supply content to 3rd parties.

(iv)

Leaner and more efficient organization. Pan-European consolidation requires a re-engineering of the operational and organization model that will allow cost efficiencies and savings, mainly driven by technological developments. Agile decision making with a leaner organization to adapt to a changing business environment and capture combined growth opportunities.

(v)

“Driving the change”. Scale coupled with a pan-European footprint will benefit all stakeholders by increasing bargaining power with suppliers and establishing a first-mover advantage in a consolidating media landscape.

Mediaset and Mediaset España have gone through a very detailed exercise aimed at identifying specific levers out of six buckets (content, broadcasting & digital, IT/tech, procurement, G&A expenses, sales house), where a different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of both Absorbed Companies believe that the Transaction would create cost efficiencies and savings of about Euro 100-110 million (before taxes) in the next 4 years (from 2020 to 2023), representing approximately Euro 800 million on a net present value basis.

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C.   SEGREGATION

C.1	What is the Mediaset España Segregation?

The Mediaset España Segregation entails the transfer all its assets and liabilities, including its shareholdings in other companies and other legal relationships to GA Mediaset in consideration for the allotment to Mediaset España of all the shares issued on the occasion of the share capital increase in GA Mediaset triggered by the segregation. GA Mediaset will assume all the human, material and immaterial resources related to the operation of the Mediaset España’s business.

C.2	What will each of the parties to the Mediaset España Segregation hold after it?

By virtue of the Mediaset España Segregation, Mediaset España will exclusively hold all shares in GA Mediaset, whereas GA Mediaset will acquire all assets and assume all liabilities and other legal relationships of Mediaset España.

C.3	What is the rationale behind the Mediaset España Segregation?

The Mediaset España Segregation together with the Mediaset Reorganization are configured as a previous step linked to the Merger. The Mediaset Reorganization and the Mediaset España Segregation are aimed, among others, at allowing Newco Italia and GA Mediaset to continue operating the businesses of Mediaset and Mediaset España once the Transaction is completed, without prejudice to any potential costs and efficiencies that may be achieved in Italy and Spain, respectively, within the framework of the Transaction.

In the Spanish case, the segregation will allow for the continuity of the autonomous running of the Spanish business by a Spanish company which is also desirable for the following reasons:

(i) Ability to leverage local expertise and sales know-how of the Spanish market, regulatory framework and customer/supplier relationships amongst others.
(ii)

Enable agile decision and improve efficiency optimising capacity to respond to evolving market conditions, seize new business opportunities and improve positioning in Spain vis-à-vis potential competitors.

In view of the advantages of the Mediaset España Segregation, it seems the appropriate timing to carry it out before the Merger. Otherwise, MFE would need to execute it afterwards and this would cause significant practical upheavals in the running of the business and the management of Mediaset España’s current assets and liabilities.

C.4	Which entity will hold the audiovisual licenses?

The entity holding the audiovisual licenses after the Mediaset España Segregation will be to GA Mediaset.

C.5	Are there any conditions precedent to the Mediaset España Segregation?

Yes.

The effectiveness of the Mediaset España Segregation is subject to the satisfaction of the condition precedent consisting of the obtaining by Mediaset España of the authorization of the SEAD in relation to the transfer in favour of GA Mediaset of the following audiovisual communication licenses, in accordance with the provisions of Article 29 of Law 7/2010, of 31 March, on General Audiovisual Communication:

•

License for the provision of the audiovisual communication service awarded through the Council of Ministers Agreement of June 11, 2010, by which the concession initially awarded pursuant to the Council of Ministers Agreement of August 25, 1989 was transformed into a license.

• License awarded under the Council of Ministers Agreement of July 16, 2010 by which a digital multiple of state coverage is assigned.
• Licenses corresponding to the Multiplex of Cuatro (Cuatro and three more channels) transmitted to Mediaset by virtue of the acquisition of Sociedad General de Televisión

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Cuatro, S.A.U., in 2010.

•

License for the exploitation, under the regime of open broadcasting of the television audiovisual communication service by means of terrestrial hertzian waves of state coverage, of a high definition television (HD) channel, awarded by virtue of the Agreement of the Council of Ministers of October 16, 2015, with a validity of 15 years, extendable.

C.6	What are the supervisory / regulatory approvals required?

Authorization by the SEAD for the transfer of the audiovisual communication licenses currently held by Mediaset España to GA Mediaset.

C.7	Will the Mediaset España Segregation entitle Mediaset España shareholders to exercise their withdrawal rights?

No. The Segregation itself does not entitle Mediaset España shareholders to exercise their withdrawal rights.

C.8	Is the completion of the Mediaset España Segregation subject to the exercise of creditors’ rights?

Yes.

The Mediaset España Segregation is subject to the exercise (if any) of creditors’ rights of opposition pursuant to Spanish laws for a period of one month following the publication in the BORME and in a Spanish nationwide newspaper, of the announcement relating to the approval of the Mediaset España Segregation.

During the month following the publication of the resolution of the Mediaset España and GA Mediaset approving the Mediaset España Segregation, creditors of Mediaset España and/or GA Mediaset— whose non-secured credits have respectively arisen before the publication of the Mediaset España Segregation Plan on the Mediaset España website, and before the deposit of the Mediaset España Segregation Plan within the Madrid Commercial Registry, and are not due and payable before such date - shall be entitled to oppose the Merger. Should the Mediaset España Segregation be opposed by a legitimate creditor, Mediaset España and/or GA Mediaset, as the case may be, (directly or through a credit institution) must sufficiently secure the relevant credits before completing the Mediaset España Segregation.

C.9	What is the expected timeline for completing the Mediaset España Segregation?

The Mediaset España Segregation is currently expected to be completed during the fourth quarter 2019, only a few days prior to the Merger Effective Date.

C.10	Will the Mediaset España Segregation be submitted to vote at the same Mediaset España General Meeting that will be voting the Merger?

Yes.

Please refer to answers to Questions A.17 through A.24.

C.11	Does the board of directors of Mediaset España recommend the approval of the Mediaset España Segregation?

Yes, as it is part of the Transaction. Please refer to answer to Question A.26.

C.12	Do any specific requirements apply to approve the Mediaset España Segregation as an affiliated transaction?

The Mediaset España Segregation is an affiliated or related-party transaction between (i) the Mediaset España and GA Mediaset, and (ii) considering that is part of the Transaction, between the Merging Companies.

This fact has determined that Mediaset España entrusted the drafting of the terms of the Segregation and the approval of the common segregation plan, to the Merger Committee. Subsequently, upon the favourable proposal of the Merger Committee, the common segregation plan were approved by the Board of Directors by unanimity and with the abstention of the executive and proprietary directors.

At the level of the Mediaset España General Meeting, the Mediaset España Segregation, as well as

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the Transaction, does not fall within any of the limited set of instances where interested shareholders are legally bound to abstain from voting.

C.13	Who will be the directors of GA Mediaset upon completion of the Segregation?

Upon completion of the Segregation, GA Mediaset will be managed by a Board of Directors with the same composition as the current Board of Directors of Mediaset España.

C.14	Which will be the rules governing the functioning of the Board of Directors of GA Mediaset upon completion of the Segregation?

It is envisaged that after completion of the Segregation the organization and functioning of the Board of Directors of GA Mediaset is governed by a set of rules substantially similar to the current Mediaset España Board of Directors regulations, but taking into consideration that GA Mediaset is not a quoted company.

C.15	Will the board of directors of GA Mediaset have an executive committee?

Yes.

It is expected that upon completion of the Segregation the new Board of Directors of GA Mediaset will have an executive committee with functions similar to those of the current executive committee of Mediaset España.

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D.   EXCHANGE RATIOS

D.1	What will the Mediaset and the Mediaset España shareholders receive in the context of the Transaction?

As a result of the Merger becoming effective:

(i)

each Mediaset shareholder, including the depositary bank under the ADRs program, shall be granted 1 (one) DutchCo Ordinary Share (with a nominal value of Euro 0.01) for each share held in Mediaset (with a nominal value of Euro 0.52) (the Exchange Ratio I);

(ii) each holder of ADRs representing Mediaset shares shall be granted such number of DutchCo ADRs representing DutchCo Ordinary Shares as results from the Exchange Ratio I; and
(iii)

each Mediaset España shareholder (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law) shall be granted 2.33 (two/thirtythree) DutchCo Ordinary Shares for each share held in Mediaset España (having each a nominal value of Euro 0.50) (the Exchange Ratio II and, together with the Exchange Ratio I, the Exchange Ratios).

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to an agent appointed for these purposes by Mediaset España (the Fractions Agent).

The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value. The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

The treasury shares held by Mediaset and Mediaset España as at the effective date of the Merger, if any, will not be exchanged and will be cancelled pursuant to Italian and Spanish applicable law, as well as pursuant to Section 2:325(4) of the Dutch civil code; likewise, any shares in either of the absorbed companies (i.e., Mediaset and Mediaset España) held by the other absorbed company will not be exchanged, but will be cancelled on the Merger Effective Date.

For clarification purposes, Mediaset España neither holds any Mediaset shares nor is expected to hold any Mediaset shares at any time before the effective date of the Merger, so that the paragraph above will in all likelihood apply only with regard to the Mediaset España shares which are held by Mediaset on the effective date of the Merger.

No consideration in addition to the DutchCo Ordinary Shares delivered in application of the Exchange Ratios, either in cash or otherwise, will be paid by DutchCo, Mediaset and Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger, save as provided with respect to the withdrawal rights, as described under Section E.

D.2	How were the Exchange Ratio I and the Exchange Ratio II determined?

In order to determine the economic value of the shares of Mediaset and Mediaset España and, therefore, the Exchange Ratios, the board of directors of Mediaset followed generally accepted valuation methodologies, with particular regard to those most commonly used at national and international levels in similar transactions, giving priority to the principle of consistency and comparability of the valuation criteria, applied compatibly with the distinctive elements of each of

16

Mediaset and Mediaset España.

In particular, best practice requires that companies operating in a similar business and involved in a merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

For purposes of establishing the Exchange Ratio II, the Merger Committee of Mediaset España has mainly taken into consideration the following valuation references:

•

Market references / historical stock prices: as this reflect the price at which the shares have been traded in the market in the past reflecting investors’ views on both stocks in the mid-term smoothening any potential daily trading volatilities (main market references to six-month, three-month and one-month periods VWAP).

•

Discounted Cash Flow (DCF): Reflects the fundamental value of the companies considered individually based on the expected performance of the business and the expected cash flows to be generated in the long term. To compute the value of shareholders’ equity in order to determine the Exchange Ratios, customary adjustments (including, but not limited to, net financial debt, adjusted for the Euro 0.31557917 dividend per share paid by Mediaset España on 30 April 2019 and for the buyback executed by Mediaset España post 31 December 2018 and until 5 June 2019, minority interests, pensions liabilities and investments in associates) have been made to the enterprise value.

Additionally to these two main references, the Merger Committee has also taken into consideration as cross-reference the following:

• Analysts target prices for brokers that cover both stocks as well as a broader broker consensus.
• Market multiples of companies operating in the same sector in Europe.

In the light of all the above and for the purpose of the analysis, the board of directors of Mediaset España is not presenting absolute values attributed to Mediaset and Mediaset España but only the Exchange Ratios resulting from the estimate of relative values.

On the basis of the assumption that Mediaset shareholders will receive one (1) DutchCo Ordinary Share for each Mediaset share owned, the board of directors of Mediaset España analysed, in the context of the Merger, the relative valuation of Mediaset and Mediaset España, aimed at determining the Exchange Ratio II between Mediaset España shares and DutchCo shares or, equivalently (given the Exchange Ratio I), between Mediaset España shares and Mediaset shares.

D.3	Have the Merging Companies received expert reports on the Exchange Ratios?

Yes.

The Exchange Ratios, approved by the boards of directors of the Merging Companies, have been examined for the purpose of the issuance of the reports on their fairness by the appointed experts.

In particular, at the request of Mediaset, PricewaterhouseCoopers S.p.A. has prepared a report in relation to the fairness of the Exchange Ratios, in accordance with Italian applicable laws.

At the request of DutchCo, Deloitte Accountants B.V. has prepared a report in relation to the fairness of the Exchange Ratios, in accordance with Dutch applicable laws.

At the request of Mediaset España, Grant Thornton, S.L.P., as independent expert appointed by the Commercial Register of Madrid, has delivered a report in relation to the fairness of the Exchange Ratios, in accordance with applicable Spanish laws and regulations.

In addition to the foregoing,

(i)

Citigroup Global Markets Ltd, in its capacity as financial advisor of Mediaset, has delivered to the board of directors of Mediaset and to the board of directors of DutchCo a fairness opinion, dated 7 June 2019, on the basis of and subject to the factors, assumptions, limitations and procedures specified therein, on the fairness from a financial point of view, to the holders of shares in the capital of Mediaset, of the Exchange Ratio II (which — as indicated above — is predicated on Exchange Ratio I) in relation to the proposed Merger, and

(ii) J.P. Morgan Securities plc, in its capacity as financial advisor of Mediaset España, has provided to the board of directors of Mediaset España a fairness opinion, dated 7 June

17

2019, based on the factors, assumptions and procedures specified therein, on the fairness from a financial point of view, to the holders (other than Mediaset) of shares in the capital of Mediaset España, of the Exchange Ratio II in relation to the proposed Merger.

The above opinions do not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Merger or any other matter.

D.4	When will DutchCo Ordinary Shares be issued?

DutchCo Ordinary Shares will be issued upon effectiveness of the Merger and will be allotted in favor of Mediaset and Mediaset España shareholders based upon the Exchange Ratio I and the Exchange Ratio II, respectively.

D.5	Will brokerage commissions be due in connection with the exchange of Mediaset España shares?

Brokerage commissions as a result of the exchange of Mediaset España shares for DutchCo Ordinary Shares will not be due in connection with the Merger except for those eventually charged by the depositary entities of the shareholders.

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E.   WITHDRAWAL RIGHT

E.1

Are Mediaset España and Mediaset shareholders entitled to exercise dissenters’, appraisal, withdrawal or similar rights?

Withdrawal right of Mediaset España shareholders

Mediaset España shareholders who vote against the Merger in the Mediaset España General Meeting will be entitled to exercise their withdrawal right in accordance with Spanish applicable law given that MFE, as resulting entity of the Merger, will be incorporated in accordance with the laws of a country other than Spain (i.e., Netherlands) and domiciled in such country.

A Mediaset España shareholder that properly exercises the right of withdrawal will be entitled to receive an amount of cash which is equal to Euro 6.5444 per Mediaset España share calculated as indicated under E.4 below.

Given the exceptional character of the withdrawal rights, the Mediaset España shares of the withdrawing Mediaset España shareholders will be immobilized by the depositaries with which the relevant withdrawn shares are deposited, from the date of exercise of the withdrawal right until the payment of the redemption price and settlement of the Transaction (or until it has been verified that the conditions precedent to the Merger have not been satisfied or waived).

Withdrawal right of Mediaset shareholders

Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal rights in accordance with Italian law given that, following the Merger, MFE, as resulting company from the Merger, will be organized and managed under the laws of a country other than Italy (the Netherlands).

The redemption price payable to Mediaset withdrawing shareholders will be equal to Euro 2.770 per each Mediaset share in relation to which the withdrawal right is exercised.

The shares with respect to which withdrawal rights have been exercised will be offered by Mediaset to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares will be acquired by MFE at the redemption price. The above offer and sale procedure, as well as any payment of the redemption price to withdrawing shareholders, will be conditional upon completion of the Merger.

No disposition

Both Mediaset España and Mediaset shareholders who have exercised their withdrawal rights may not sell or otherwise dispose of any of the shares for which the withdrawal rights have been exercised.

E.2

What are the requirements for Mediaset España shareholders to be complied with in order to be able to withdraw?

To be eligible to exercise the right of withdrawal, holders of Mediaset España shares in relation to which the right of withdrawal is being exercised must have the shares registered since, at least, the Record Date (please refer to Question A.19 above) and shall continue to have those same shares registered on the date of the communication of exercise of the withdrawal right and they must have voted against the Merger at the Mediaset España General Meeting.

Please note that Mediaset España shareholders who have exercised their withdrawal rights may not sell or otherwise dispose of any of the shares for which the withdrawal rights have been exercised.

E.3

What actions must Mediaset España shareholders take to exercise their withdrawal right?

Eligible Mediaset España shareholders can exercise their withdrawal right, in relation to some or all of their shares, within 1 month of the publication in the BORME of the approval of the Merger by the Mediaset España General Meeting, by means of a written notice to the relevant depositaries with which withdrawing shareholders have their shares deposited. The document by virtue of which the withdrawing Mediaset España shareholders exercise the right of withdrawal must contain an instruction to the relevant depositary to immobilize the withdrawn shares in order for the withdrawal right to be deemed validly exercised.

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Mediaset España has designated Banco Santander, S.A. as the agent entity for managing the withdrawal procedure. In particular, it will (i) receive the requests for the exercise of the withdrawal right processed through the corresponding depositaries, (ii) check each of these requests for exercise of the right with the minutes of the Mediaset España General Meeting approving the Merger, in order to verify the eligibility of the withdrawing Mediaset España shareholders to exercise his or her withdrawal right and whether the withdrawal right is being exercised with respect to a number of shares which does not exceed such number of shares that the withdrawing Mediaset España shareholders is entitled to withdraw and (iii) notify Mediaset España the total number of duly withdrawn shares.

E.4

How has the reimbursement price due to withdrawing Mediaset España shareholders been determined?

With respect to the Mediaset España shares, the redemption price payable to the Mediaset España withdrawing shareholders is Euro 6.5444 per Mediaset España share, which corresponds to the average weighted quoted price of Mediaset España shares during the three-month period prior to (and excluding) the date of the approval of the common merger plan and announcement of the Transaction, deducting the dividend in the gross amount of Euro 0.31557917 per Mediaset España share paid on 30 April 2019 from the average weighted price for the trading sessions comprised between 7 March and 25 April 2019 (both inclusive), where the Mediaset España shares were traded cum dividend.

E.5

When will the withdrawal price for the Merger be paid?

With respect to Mediaset España withdrawing shareholders, the withdrawal price of the shares with respect to which withdrawal rights have been exercised will be paid through the relevant depositaries immediately before the Merger Effective Date.

E.6

Will Mediaset España shareholders be entitled to sell their shares following the exercise of their withdrawal right?

No, because following the exercise of the right of withdrawal the shares will be blocked and cannot be sold prior to completion of the withdrawal procedure.

E.7

Should the Merger not become effective, what will happen to Mediaset España shares in relation to which the withdrawal right has been exercised? Will Mediaset España shareholders lose their shares in such event?

If it has been verified that the conditions precedent to the Merger will not be satisfied or, will not be waived, as applicable, and provided the redemption price has not been paid to the Mediaset España withdrawing shareholders yet, the Mediaset España shares in relation to which the withdrawal rights have been exercised will continue to be held by the corresponding Mediaset España withdrawing shareholders, will cease to be immobilized and will continue to be listed on the Spanish Stock Exchanges. Consequently, in this case, no payment of redemption price will be made to Mediaset España withdrawing shareholders.

E.8

Will holders of Mediaset España shares be entitled to exercise their withdrawal right if they become shareholders of Mediaset after the Record Date?

Pursuant to Spanish applicable law to the withdrawal right, a shareholder whose shares are registered after the Record Date and prior to the beginning of the relevant shareholders’ meeting, cannot attend the general meeting which shall pass the relevant resolution and thus the requirement to be eligible to exercise the right of withdrawal —namely, to vote against the resolution— cannot be fulfilled.

Therefore, a person becoming a Mediaset España shareholder after the Record Date — but prior to the beginning of the Mediaset España General Meeting (convened on 4 September 2019 at 12:00 hours) — will not be entitled to exercise its withdrawal right in relation to the Merger.

E.9

Will Mediaset España shareholders who have exercised their withdrawal right be entitled to receive Special Voting Shares (as defined below)?

Should the Merger be completed, Mediaset España shareholders who will have exercised their withdrawal rights will neither receive DutchCo Ordinary Shares nor, consequently, Special Voting

20

Shares (as defined below).

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F.   SPECIAL VOTING SHARES

F.1

What is the purpose of the Special-Voting Structure?

The purpose of the special-voting structure (the Special-Voting Structure) is to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the Group’s stability. The purpose of the Special-Voting Structure is, therefore, to reward long-term ownership of DutchCo Ordinary Shares and to promote stability of the DutchCo shareholders-base by granting long-term DutchCo shareholders with Special Voting Shares (as defined below) to which multiple voting rights are attached in addition to the one granted by each DutchCo Ordinary Share that they will hold.

The Special-Voting Structure is designed to function in a similar way to those adopted by several listed companies which have been re-domiciled in the Netherlands (e.g., CNH Industrial, Fiat Chrysler Automobiles, Ferrari, EXOR) and other companies listed in the Netherlands and is, also, in line with a widely adopted international practice.

Mediaset España has greatly benefited from the support of its long-term shareholders and the Special-Voting Structure will enable such support to continue in the future without hindering the ability to pursue external growth opportunities.

F.2

What is the structure of the Special-Voting Structure?

a)             Entitlement to 3 voting rights. Allotment of Special-Voting Shares A:

(i)             Initial Allotment: from the thirtieth calendar day after the Merger Effective Date, those Mediaset and Mediaset España shareholders who have so requested prior to, respectively, the Mediaset Extraordinary Meeting and the Mediaset España General Meeting, will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue special voting shares A attaching 2 voting rights each and having a nominal value of Euro 0.02 (Special Voting Shares A). On the thirtieth calendar day after the Merger Effective Date (the Initial Allocation Date A), such Special Voting Shares A will be allotted to those eligible Mediaset and Mediaset España shareholders. Please refer to Question F.4 for further details on this matter.

(ii)          Subsequent Allotment: as an alternative to the Initial Allotment procedure, described under (i), after three years of uninterrupted ownership, as well as uninterrupted registration, of DutchCo Ordinary Shares in a special loyalty register, shareholders of MFE will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue Special Voting Shares A. On the day falling three years after the registration of the DutchCo Ordinary Shares in a special loyalty register (the Subsequent Allocation Date A), such Special Voting Shares A will be allotted to those eligible MFE shareholders.

b)             Entitlement to 5 voting rights. Allotment of Special Voting Shares B.

•                  After two years of uninterrupted ownership of Special Voting Shares A — as well as of uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares A have been allotted — shareholders of MFE will be entitled to 5 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share A held will be converted into one special voting share B attaching 4 voting rights, having a nominal value of Euro 0.04 (Special Voting Shares B). On the day falling two years after the date of allotment of Special Voting Shares A — whether it be the Initial Allocation Date A or the Subsequent Allocation Date A, as the case may be — such Special Voting Shares B will be acquired by those eligible MFE shareholders by way of conversion of Special Voting Shares A already held.

c)              Entitlement to 10 voting rights. Allotment of Special Voting Shares C.

•                  After three years of uninterrupted ownership of Special Voting Shares B — as well as uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares B have been allotted — shareholders of MFE will be entitled to 10 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share B held will be converted into one special voting share C attaching 9

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voting rights, having a nominal value of Euro 0.09 (Special Voting Shares C). On the day falling three years after the date of allotment of Special Voting Shares B, such Special Voting Shares C will be acquired by those eligible MFE shareholders by way of conversion of the Special Voting Shares B already held.

Special Voting Shares A, Special Voting Shares B and Special Voting Shares C are hereafter referred to as Special Voting Shares; Special Voting Shares will not be tradeable and will have only minimal economic entitlements.

F.3

Do Mediaset España shareholders have the right to elect to participate to the Special-Voting Structure?

Mediaset España shareholders may elect to participate to the Special-Voting Structure in order to receive Special Voting Shares A on the Initial Allocation Date A.

Pursuant to the proposed version of the articles of association of MFE (which will be adopted by MFE upon effectiveness of the Merger), the “Terms and Conditions for the initial allocation of special voting shares A - Mediaset España” and the “Terms and Conditions for Special Voting Shares” (available on the corporate website of Mediaset), each allotment of Special Voting Shares will be conditional upon requesting shareholders being compliant with the relevant procedure and meeting the Qualified Shareholding Obligation and the Contract Obligation (please refer to Question I.9).

F.4

How can Mediaset España shareholders elect to participate to the Special-Voting Structure on the Initial Allocation Date A?

Mediaset España shareholders who wish to receive Special Voting Shares A on the Initial Allocation Date A will have to:

(i)                                     transmit an election form (the Initial Election Form), which has been made available on the corporate website of Mediaset España (www.telecinco.es), duly filled in and signed, to their respective depository intermediary, where the relevant shares are registered, in order for the latter to procure that the Initial Election Form is received by Mediaset España during the period starting from 15 July 2019 to no later than 26 August 2019 (i.e. the record date of the Mediaset Extraordinary Meeting); and

(ii)                                  continuously own their Mediaset España shares (as well as the DutchCo Ordinary Shares received upon completion of the Merger in accordance with the Exchange Ratio II), in relation to which allotment of Special Voting Shares A will have been requested, during the period between the day when the Initial Election Form is transmitted to their respective depository intermediary and the Initial Allocation Date A.

Upon effectiveness of the Merger, Mediaset España shares in relation to which allotment of Special Voting Shares A is requested will be exchanged with a corresponding number of DutchCo Ordinary Shares, in accordance with the Exchange Ratio II. After the effective date of the Merger, such DutchCo Ordinary Shares will be registered in a separate register held by MFE (the Loyalty Register) and will become initial electing ordinary shares (the Initial Electing Ordinary Shares).

After thirty calendar days of uninterrupted ownership, by the same shareholder (or its Loyalty Transferee), of Initial Electing Ordinary Shares starting from the effective date of the Merger, such shares will become qualifying ordinary shares (the Qualifying Ordinary Shares) and — subject to the requesting shareholder meeting the Qualifying Shareholding Obligation and the Contract Obligation (please refer to Question I.9) — the holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share held.

For further details on the initial allocation procedure, please see the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset España” and the “Terms and Conditions for Special Voting Shares” (both available on the corporate website of Mediaset España).

Similarly to Mediaset España shareholders, also current Mediaset shareholders will be entitled to participate to the Special-Voting Structure by electing to receive, thirty calendar days after the Merger has become effective, one Special Voting Share A in connection with each DutchCo Ordinary Shares received in the context of the Merger.

F.5	If Mediaset España shareholders timely elect to receive Special Voting Shares A on the Initial Allocation Date A, may they then sell their Mediaset España shares in relation to

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which they have elected to receive Special Voting Shares A?

In order to facilitate the identification of the exact number of Special Voting Shares A to be issued and to be assigned on the Initial Allocation Date A, the Mediaset España shares in relation to which the Initial Election Form shall have been submitted will be immobilized by the depository intermediary where the relevant Mediaset España shares are registered. The immobilized Mediaset España shares cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge, or to other encumbrances.

However, at any time before the Merger Effective Date, a holder of immobilized Mediaset España shares may cancel its Initial Election Form and request to unblock such Mediaset España shares so that they are again freely tradable pursuant to an opt-out communication, which has been made available on the corporate website of Mediaset España (www.telecinco.es), and, as a consequence, he or she will lose the right to receive Special Voting Shares A at the Initial Allocation Date A.

F.6

What percentage of voting rights will Mediaset España shareholders have if they elect to receive Special Voting Shares at the Initial Allocation Date A?

This cannot be predicted as of today in light of the fact that the percentage of voting rights to which Mediaset España shareholders will be entitled will depend on the overall number of Mediaset España and Mediaset shareholders electing to receive Special Voting Shares and their current number of Mediaset España and Mediaset shares.

F.7

Will Mediaset España shareholders be entitled to participate in the Special-Voting Structure after completion of the Merger (i.e., in their quality as MFE shareholders)? If so, when and how will they receive the Special Voting Shares?

Yes.

Upon effectiveness of the Merger, shareholders of MFE may at any time elect to participate to the Special Voting Structure and, consequently, elect to receive Special Voting Shares.

To this purpose, shareholders of MFE will have to request MFE to have their DutchCo Ordinary Shares registered (in whole or in part) in the Loyalty Register. Such request will need to be made through the respective depositary intermediary, by submitting a duly filled in and signed election form, which will be made available on the website of MFE (the Election Form).

The ownership of DutchCo Ordinary Shares as of the date of transmission of the Election Form to the depository intermediary will be attested by the depositary intermediary itself.

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his Loyalty Transferee (as defined in the “Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become electing ordinary shares (Electing Ordinary Shares).

After 3 years of uninterrupted ownership —as well as of uninterrupted registration in the Loyalty Register— by the same shareholder (or its Loyalty Transferee), of Electing Ordinary Shares, such shares will become Qualifying Ordinary Shares and, subject to the requesting shareholder meeting the Qualifying Shareholding Obligation and the Contract Obligation (please refer to Question I.9) — the relevant holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

F.8

Should a shareholder of MFE elect to receive Special Voting Shares A after completion of the Merger, may he/she/it then sell the respective Electing Ordinary Shares?

Yes.

However, in order to transfer Electing Ordinary Shares, de-registration from the Loyalty Register will have to be requested by transmitting a duly duly filled in and signed de-registration form, which will be made available on the website of MFE; after de-registration, the relevant DutchCo Ordinary Shares will cease to be Electing Ordinary Shares and shall be freely transferable, and the holder thereof (as well as the respective transferee) shall lose its entitlement to receive Special Voting Shares.

Exempted from the above is the transfer of Electing Ordinary Shares to a Loyalty Transferee (as defined in the “Terms and Conditions for Special Voting Shares”): should this be the case,

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(i) de-registration of DutchCo Ordinary Shares from the Loyalty Register will not be required; (ii) registration of such shares in the name of the same shareholder will not be deemed as interrupted; and (iii) entitlement to receive Special Voting Shares will be vested with the Loyalty Transferee.

F.9

What does the de-registration of Electing Ordinary Shares from the Loyalty Register imply?

By means of the de-registration of Electing Ordinary Shares from the Loyalty Register, shareholders will lose their entitlement to receive Special Voting Shares.

In particular, should de-registration of Electing Ordinary Shares be requested and pursued, the elapse of the 3-year period necessary for such shares to be qualified as Qualifying Ordinary Shares and, therefore, for the relevant shareholders to be entitled to receive a corresponding number of Special Voting Shares A, will be interrupted. Should a shareholder wish to receive Special Voting Shares A thereafter, a new registration of his/her/its DutchCo Ordinary Shares in the Loyalty Register will have to be requested and the 3-year period shall start running again.

F.10

May a shareholder of MFE, who has received Special Voting Shares A, sell the respective Qualifying Ordinary Shares?

Yes.

However, in order to transfer Qualifying Ordinary Shares, de-registration from the Loyalty Register will have to be requested by transmitting a duly filled in and signed de-registration form, which will be made available on the website of MFE; after such de-registration, the relevant DutchCo Ordinary Shares will cease to be Qualifying Ordinary Shares and shall be freely transferable.

F.11

What does the de-registration of Qualifying Ordinary Shares from the Loyalty Register imply?

Should de-registration of Qualifying Ordinary Shares be requested and pursued, Special Voting Shares associated thereto will be returned to MFE for no consideration.

F.12

When will Special Voting Shares be assigned to eligible shareholders?

With respect to Special Voting Shares A, they will be issued and assigned to eligible shareholders either (i) on the Initial Allocation Date A, or (ii) following completion of the Merger, as of the date on which Electing Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder (or its Loyalty Transferee, as defined in the “Terms and Conditions for Special Voting Shares”) for an uninterrupted period of three years.

With respect to Special Voting Shares B, they will be issued and assigned to eligible shareholders after two years of uninterrupted ownership of Special Voting Shares A. For this purpose, each Special Voting Share A attached to the respective Qualifying Ordinary Shares will be converted into one Special Voting Share B.

With respect to Special Voting Shares C, they will be issued and assigned to eligible shareholders after three years of uninterrupted ownership of Special Voting Shares B. For this purpose, each Special Voting Share B attached to the respective Qualifying Ordinary Shares will be converted into one Special Voting Share C.

F.13	Will Special Voting Shares be listed on the Spanish Stock Exchanges and/or on the Mercato Telematico Azionario? No, Special Voting Shares will not be listed.

F.14

How can the economic value of Special Voting Shares be assessed?

Special Voting Shares will have no economic value and will have minimal economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial for shareholders.

The purpose of the Special Voting Shares is solely to provide DutchCo Ordinary Shares with additional voting rights in order to foster the long-term ownership of DutchCo Ordinary Shares and to promote the stability of its shareholders’ base.

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F.15

May Mediaset España shareholders sell their Special Voting Shares?

Special Voting Shares shall not be sold, disposed of or transferred. Further, no shareholder shall, directly or indirectly, grant any right over or any interest in the Special Voting Shares (other than in the case of a transfer to a Loyalty Transferee, as defined in the “Terms and Conditions for Special Voting Shares”).

The above limitation is subject to the obligation to transfer the Special Voting Shares (i) back to MFE, for no consideration, in case of de-registration and transfer of the corresponding Qualifying Ordinary Shares; (ii) back to MFE, for no consideration, in the event of the transfer of Qualifying Ordinary Shares except if such transfer is a transfer to a Loyalty Transferee; (iii) back to MFE, for no consideration, upon the occurrence of a Change of Control (as defined in the “Terms and Conditions for Special Voting Shares”) in respect of the relevant shareholder; (iv) back to MFE, for no consideration, upon violation of the Qualified Shareholding Obligation by the relevant shareholder; and (v) back to MFE, for no consideration, upon violation of the Contract Obligation by the relevant shareholder.

Further, no shareholder shall create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

F.16

How will the vote attached to the Special Voting Shares be exercised?

The process for exercising the vote for the Special Voting Shares is the same as the one for the DutchCo Ordinary Shares.

Special Voting Shares A carry 2 voting rights. Special Voting Shares B carry 4 voting rights. Special Voting Shares C carry 9 voting rights.

The board of directors of MFE shall set a record date on the 28the day prior to each shareholders’ meeting so as to establish which shareholders are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting.

The notice convening the shareholders’ meeting shall set out the record date and the manner in which persons entitled to attend the meeting may register and exercise their rights.

F.17

Do MFE shareholders have to communicate to MFE any sale of their Initial Electing Ordinary Shares and/or Electing Ordinary Shares and/or Qualifying Ordinary Shares?

DutchCo Ordinary Shares held in the Loyalty Register are available for transfer only after their de-registration, effected by means of a specific de-registration form, which will be made available on the website of MFE, to be submitted, upon request of the shareholder, as set out in the “Terms and Conditions for Special Voting Shares”.

F.18

Can Mediaset España shareholders request the attribution of Special Voting Shares in relation to only a part of their Mediaset España shares (or DutchCo Ordinary Shares, as the case may be)?

Yes.

The number of Mediaset España shares or DutchCo Ordinary Shares, as the case may be, for which a corresponding number of Special Voting Shares is requested must be indicated in the Initial Election Form or in the Election Form, as the case may be.

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G.   LISTING AND TRADING

G.1

Should the Merger be completed, will DutchCo Ordinary Shares be listed for trading?

Yes.

It is envisaged that DutchCo Ordinary Shares will be listed on the Mercato Telematico Azionario and the Spanish Stock Exchanges. In particular, admission to listing of DutchCo Ordinary Shares on the Mercato Telematico Azionario constitutes a condition precedent to the completion of the Merger.

Listing and trading of the DutchCo Ordinary Shares on the Mercato Telematico Azionario and the Spanish Stock Exchanges (through the SIBE) is envisaged to occur on or about the Merger Effective Date.

In order for DutchCo Ordinary Shares to be admitted to listing and trading on the Mercato Telematico Azionario, DutchCo shall submit to Borsa Italiana S.p.A. the relevant applications for admission to listing and for admission to trading.

In order for DutchCo Ordinary Shares to be admitted to listing on the Spanish Stock Exchanges for trading on the SIBE, DutchCo shall submit the relevant applications for admission to listing and trading to the managing companies of the Spanish Stock Exchanges and to the CNMV, respectively.

DutchCo will also have to obtain the necessary authorizations by the AFM and/or by the other competent authorities.

Please note that Special Voting Shares will not be listed for trading.

G.2

What are the benefits arising out from the double listing on the Mercato Telematico Azionario and on the Spanish Stock Exchanges?

The creation of a single — and more liquid — class of shares listed on the Mercato Telematico Azionario and on the Spanish Stock Exchanges should entail the following benefits:

•      access to a larger pool of potential investors (both retail and institutional); in order to increase the investor base;

•      increased liquidity derived from availability of a broad base of investors and from listing on more than one market;

•      greater capacity of attracting new capital and diversification of sources (given the possibility to address both the Italian and the Spanish market);

•      a supranational and neutral profile may foster the execution of integration transactions (such as mergers and acquisitions);

•      pivotal role in the media context vis-à-vis financial analysts and professional investors; and

•      greater institutional standing.

G.3

Can Mediaset España shareholders elect to have their DutchCo Ordinary Shares traded on the Mercato Telematico Azionario or on the Spanish Stock Exchanges?

All DutchCo Ordinary Shares (other than those registered in the Loyalty Register) will be tradable on both the Mercato Telematico Azionario and on the Spanish Stock Exchanges.

Provided that all DutchCo Ordinary Shares will be assigned through the Italian clearing system managed by Monte Titoli, such shares allocated to former Mediaset shareholders will be held through a depositary participant to the system managed by Monte Titoli for trading on the Mercato Telematico Azionario, and DutchCo Ordinary Shares distributed to former Mediaset España shareholders will be held through a depositary participant to the Spanish clearing system managed by Iberclear for trading on the Spanish Stock Exchanges.

However, DutchCo Ordinary Shares can be tradable on Mercato Telematico Azionario or on the Spanish Stock Exchanges at the holder’s request.

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G.4

When will be the last day of trading of Mediaset and Mediaset España shares and the 1st day of trading of DutchCo Ordinary Shares? If such date is not known as of today, how and when will we be informed?

In the light of the complexity of the Transaction and the various conditions precedent provided, it is not currently possible to determine the exact last day of trading of Mediaset and Mediaset España shares and the 1st day of trading of DutchCo Ordinary Shares.

The Merger as well as the Transaction as a whole is currently expected to be completed by the fourth quarter 2019.

In this respect, Mediaset España will timely provide shareholders and the market with relevant information by means of regulatory announcement published before the last trading day of Mediaset and Mediaset Espana shares.

G.5

What will be the costs (if any) that Mediaset España shareholders shall bear in connection with the assignment of DutchCo Ordinary Shares?

DutchCo will not charge Mediaset España shareholders in connection with the automatic assignment of DutchCo Ordinary Shares upon effectiveness of the Merger except for those eventually charged by the depositary entities of the shareholders.

As to any cost to be borne in connection with the subsequent trading of the DutchCo Ordinary Shares, we would suggest to verify this issue with your own authorized intermediaries.

G.6

When will Mediaset España shareholders receive the DutchCo Ordinary Shares in exchange for their Mediaset España shares?

Assuming the Merger is completed, book-entry positions previously representing Mediaset España shares with depositary intermediaries participating in the centralized depositary and clearing system managed by Iberclear shall be exchanged for book-entry positions representing DutchCo Ordinary Shares issued to the Mediaset España shareholders on the basis of the Exchange Ratio II and without interest, after the effectiveness of the Merger.

G.7

In connection with the listing of DutchCo Ordinary Shares, which will be the Home Member State? Will there be any Host Member States?

The Netherlands will be DutchCo’s Home Member State for the purposes of the EU Transparency Directive (Directive 2004/109/EC, as amended). DutchCo, upon admission of the DutchCo Ordinary Shares to listing and trading on the Mercato Telematico Azionario and on the Spanish Stock Exchanges, will file a notification with the AFM and issue a press release to this effect in line with Directive 2013/50/EU (Transparency Directive II, which has modified Directive 2004/109/EC).

As a result, upon admission of the DutchCo Ordinary Shares to listing and trading on the Mercato Telematico Azionario and on the Spanish Stock Exchanges, DutchCo will be subject to financial and other reporting obligations under the “The Financial Supervision Act” (Wet op het financieel toezicht) (AFS) and the “Dutch Financial Reporting Supervision Act” (Wet toezicht financiële verslaggeving) (DFRSA), which both implement the EU Transparency Directive in the Netherlands.

Italy and Spain will be DutchCo’s Host Member States for the purposes of the EU Transparency Directive.

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H.   TAX AND ACCOUNTING

H.1

What are the material tax consequences of the Mediaset España Segregation and the Merger for the Mediaset Group?

The tax neutrality regime for mergers will apply to Mediaset España Segregation and the Merger. Under this special tax neutrality regime, no Spanish Corporate Income Tax (CIT) is due for the Mediaset España Segregation or the Merger. No VAT or Capital Duty is due in these transactions; and the Mediaset España Segregation and the Merger are exempt from Transfer Tax or Stamp Duty that could be levied on the transfer of real estate or any other assets.

In order to elect the tax neutrality regime, the GA Mediaset shares must remain affected to a Spanish branch of DutchCo located in Spain (the Spanish Branch).

It is the intention of Mediaset España to request a tax ruling to the Spanish tax authorities to verify if it is possible to apply the tax neutrality regime without necessarily allocating the assets of liabilities of Mediaset España (namely, the GA Mediaset’ s shares received by Mediaset España in the Mediaset España Segregation) to the Spanish Branch .The justification of such tax ruling would be that, as a consequence of the Mediaset España Segregation, the underlying gain on Mediaset España’ s current assets would be taxable in Spain in the hands of GA Mediaset. A formal response by the Spanish General Directorate of Taxes is not expected before a one-year period.

In light of the above, to ensure the application of the tax neutrality regime to the Transaction, the GA Mediaset’s shares will be allocated and affected to a permanent establishment in Spain after the Merger (i.e., the Spanish Branch).

All shares, assets and liabilities retain their tax basis. As such, future capital gains deriving from transfers of shares or assets are calculated taking as tax basis the current tax basis of Mediaset España.

Dividends distributed from GA Mediaset to the Spanish Branch after the Transaction are exempt from taxation provided that requirements for the application of the Spanish participation exemption regime explained in H.5. below are met.

Notwithstanding the above, please note that the new Spanish government resulting from the recent elections may put in place measures that undermine the neutrality of the Spanish Branch in the current structure. In the 2019 Budget Bill, the former Spanish Government proposed to reduce the full participation exemption on dividends and capital gains to a 95% exemption. The Budget and the proposal was not passed by the Parliament, triggering the elections that took place last 28th April. If the same tax package is implemented, all distributions of dividends by GA Mediaset to the Spanish Branch -or any capital gain resulting from a future liquidation of the Spanish Branch into DutchCo- would be subject to an effective 1.25% tax rate-. The outcome of 28th April elections makes this scenario the most likely one.

Profits distributed by the Spanish Branch to DutchCo are not subject to Spanish Non-Resident Income Tax.

If GA Mediaset’s shares assigned to the Spanish Branch are moved outside the Spanish territory through the liquidation of the Spanish Branch, the gain resulting from the difference between the market value and the inherited tax basis of those shares is subject to Spanish Non-Resident Income Tax (NRIT) at a 25% tax rate.

If GA Mediaset’s shares assigned to the Spanish Branch are transferred, the gain realized may be subject to NRIT at a 25% tax rate (without entitlement to the Spanish participation exemption regime) on the difference between the fair value of the business at the time it was contributed to GA Mediaset’s and the tax basis of shares in GA Mediaset (i.e., the historical tax basis of the business for the contributing entity). The amount of the capital gain that exceeds that difference should be eligible for the Spanish participation exemption. In this regard, please bear in mind the above mentioned potential change in Spanish participation exemption regime.

Moreover, in order to mitigate double taxation, GA Mediaset would be entitled to make a negative adjustment in its CIT taxable base equal to the amount of the capital gain that has been subject to taxation in the hands of the contributing company (i.e., the Spanish Branch in case of

29

transfer of shares). In order to mitigate the double taxation that may occur under the tax neutrality regime, the Spanish Branch may benefit from the following exemptions:

•      CIT exemption applied to those dividends distributed against the income obtained by GA Mediaset from the transfer of assets received as a result of the contribution. This exemption will apply regardless of the stake held and the holding period.

•      CIT exemption applied to the capital gain arising from the transfer of the GA Mediaset’s shares, provided that the income derived from the transfer of assets contributed has been taxed in GA Mediaset.

If double taxation has not been eliminated through these adjustments, GA Mediaset should be entitled to revert the adjustments made under the tax neutrality regime at the time of its dissolution or, prior to it, if it is able to prove that gains obtained by its former shareholder (i.e., Spanish Branch) in the transfer of the securities received in the contribution have been subject to taxation. In the latter case, the adjustment should not exceed the amount that was taxed in the hands of the shareholder.

H.2

What are the material tax consequences of the Merger for Mediaset España shareholders?

Shareholders resident in Spain or in a EU member state benefit from the roll over relief in Spain under the tax neutrality applicable to mergers, divisions, partial divisions, transfer of assets and exchanges of shares and should attribute to the securities received the same tax basis the securities exchanged had immediately before the Merger.

Shareholders non-resident in an EU member state are not entitled to the roll-over relief, due to the fact that the acquiring company is not resident in Spain.

However, if they are resident in a country with which Spain has entered into a double taxation agreement which contains an exchange of information clause, capital gains obtained in the merger are exempt from taxation under section 14.1.i) of the NRIT Law since the Merger involves the transfer of securities listed on the Spanish stock exchange.

Shareholders who are not resident in Spain, nor in a EU member state, nor in a country with which Spain has entered into a double taxation convention which contains an exchange of information clause — so far. all double taxation conventions entered into by Spain include this clause —, are subject to Spanish NRIT at a 19% rate on the gain deriving from the difference between the market value of securities representing the capital of DutchCo received in exchange for securities representing the capital of Mediaset España and their tax basis.

The list of double taxation conventions entered into by Spain can be found in http://www.minhafp.gob.es/es-ES/Normativa%20y%20doctrina/Normativa/CDI/Paginas/CDI_Alfa.aspx.

H.3

What are the tax consequences of Spanish Mediaset España shareholders’ election to participate in the Special-Voting Structure in connection with the Merger?

No material tax consequence arises from the Mediaset shareholders’ election to participate in the Special-Voting Structure in connection with the Merger. Obviously, if any of these shares are transferred for consideration, capital gains are subject to tax in Spain as set forth above for the transfer of regular shares.

H.4

What tax regime will apply to Spanish resident individuals holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends distributed by DutchCo to individuals resident in Spain are included in the savings base of their Personal Income Tax (PIT) and taxed at progressive tax rates: 19% for the first EUR 6,000 of total savings taxable income; 21% for income between EUR 6,000 and 50,000; and 23% onwards.

Any Italian withholding tax levied by DutchCo upon the dividend distribution is creditable by the shareholder against its PIT liability up to the amount withheld in accordance with the Convention for the avoidance of double taxation entered into between Spain and Italy (DTC) (that is, 15%) provide it does not exceed the result of applying the average effective tax rate to foreign-source

30

taxable income. For these purposes, the effective average tax rate is that corresponding to the net savings taxable base.

Tax regime for capital gains realized upon transfer of shares

Capital gains deriving from the transfer of DutchCo shares are also included in the PIT savings base and taxed at progressive tax rates: 19% for the first EUR 6,000 of total savings taxable income; 21% for income between EUR 6,000 and 50,000; and 23% onwards.

H.5

What tax regime will apply to Spanish resident corporations holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends distributed by DutchCo to corporate shareholders resident in Spain would be exempt from CIT base if, generally, the following requirements are met:

(i)    that the shareholder holds, directly or directly and indirectly, a minimum stake of at least 5% of the share capital or voting rights of the distributing entity (or at least EUR 20 million tax basis) which has been uninterruptedly held for a period of 1 year prior to the distribution, or completed afterwards. For the purposes of determining the holding period of the stake, prior holding by other companies within the same consolidated group for accounting purposes are also taken into account; and

(ii)   that DutchCo evidences its tax residence in Italy within the meaning of the DTC entered into between Italy and Spain by means of a valid tax residence certificate duly issued by the corresponding Italian tax authorities.

If these requirements are not met, dividends are included in the CIT taxable base and taxed, generally, at a 25% tax rate. Please bear in mind the comment pointed out in H.1 above regarding the potential change in this Spanish participation exemption regime.

Any Italian withholding tax levied by DutchCo upon the dividend distribution is creditable by the Spanish shareholder against its CIT liability up to the amount to be withheld in accordance with the DTC entered into between Spain and Italy (that is, 15%) provided it does not exceed the tax that would have been paid in Spain on the dividends distributed by DutchCo should they be Spanish-source dividends.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by corporate shareholders deriving from the transfer of DutchCo shares are not subject to tax in Spain if requirements for the application of the above-mentioned Spanish participation exemption regime are met during all the holding period, the 1-year holding period has been met on the date the transfer takes place and, in addition, DutchCo es engaged in an active trade or business, including holding of significant stakes in companies engaged in an active trade or business as defined in the CIT Law —currently, should meet the CIT active-trade test—.

If the requirements for the Spanish participation exemption regime are not met, capital gains should be included in the CIT taxable base of the shareholder and taxed at a 25% general tax rate. If the requirements are met in only some fiscal years of the holding period, a pro rata exemption may apply.

H.6

What tax regime will apply to Spanish pension funds holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by pension funds resident in Spain are included in the annual net accrued results the pension funds and subject to a special 0% CIT rate.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by pension funds resident in Spain are included in the annual net accrued

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results the pension funds and be subject to a special 0% CIT rate.

Please note that, on reciprocity basis, pension funds resident in Spain may benefit for Italian withholding tax purposes from the convention entered into between Italy and Spain with respect to the part of the income distributed to them corresponding to participants who are resident for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Italy. Should this not be the case, dividends distributed by DutchCo to a Spanish pension fund would be subject to 11% Italian withholding tax.

H.7

What tax regime will apply to Spanish collective investments institutions regulated by Law 35/2003 of 4 November, of Collective Investment Schemes (investments funds and SICAV “sociedad de inversión de capital variable”) holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by Spanish collective investments institutions regulated by Law 35/2003 of 4 November, of Collective Investment Schemes are not exempt from taxation under Spanish participation exemption regime, and therefore, are included in the CIT base and taxed, at a special 1% tax rate provided that such collective investments institution has not less than 100 shareholders; otherwise, the general 25% CIT rate applies.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by Spanish collective investments institutions regulated by Law 35/2003 of 4 November, of Collective Investment Schemes will receive the same tax treatment above explained for dividends.

Please note that, on reciprocity basis, investment funds resident in Spain may benefit for Italian withholding tax purposes from the convention entered into between Italy and Spain with respect to the part of the income distributed to them corresponding to participants who are resident for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Italy. Should this not be the case, dividends distributed by DutchCo to a Spanish investment funds would be subject to 26% Italian withholding tax.

H.8

What tax regime will apply to Non-Spanish resident shareholders holding DutchCo Ordinary Shares following the Transaction?

Dividends and capital gains obtained by shareholders who are not resident in Spain for tax purposes and do not have a permanent establishment in Spain through which the shareholding is held, are not subject to taxation in Spain.

If the Non-Spanish resident shareholders hold a permanent establishment in Spain through which the shareholding in DutchCo is held, dividends are subject, in general terms, to the same tax treatment described for corporations resident in Spain (question H.5. above).

H.9

As of what date will the accounting effects of the Transaction be recorded?

The accounting effects of the Transaction will be recorded in DutchCo’s annual accounts from the first day of the financial year in which the Merger becomes effective.

Therefore, should the Merger become effective by the end of 2019, the accounting effects of the Merger in Spain, Italy and the Netherlands would be backdated to 1 July 2019; should the Merger become effective in 2020 instead, the accounting effects of the Merger in Italy and in the Netherlands would be backdated to 1 January 2020, while the accounting effects of the Merger in Spain would be backdated to 1 July 2019.

As regards Mediaset España Segregation, pursuant to accounting regulations the accounting effects are recorded in Mediaset España and the Spanish wholly-owned subsidiary of Mediaset España annual accounts as of the first day of the financial year when the Mediaset España General Meeting approves the Segregation.

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H.10

What is the accounting treatment applicable to the Transaction?

Under IFRS, the Transaction consists of a reorganization of existing legal entities which does not give rise to any change of control; therefore, the Transaction is outside the scope of application of IFRS 3 — Business Combinations.

The assets and liabilities of Mediaset and Mediaset España will be recognized by DutchCo in its individual accounts for their net accounting value according to applicable accounting consolidation rules and within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the execution of the Transaction. On the other hand, under 21st Valuation Rule of the Spanish General Accounting Plan, the contributing company in the Mediaset España Segregation (i.e., Mediaset España) shall measure its investment at the carrying amount at which the contributed items are recognized in the consolidated annual accounts at the transaction date, in accordance with the rules for consolidated annual accounts. The acquirer (GA Mediaset) shall recognize those items at the same amount.

The consolidated annual accounts used for this purpose shall be those of the largest Spanish group or subgroup into which the items are integrated. In the event that preparation of those consolidated annual accounts is not required, pursuant to any of the exemptions provided for in the consolidation standards, the amounts recognized in the individual annual accounts of the contributing company prior to the transaction are used.

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I.   CORPORATE GOVERNANCE OF MEDIAFOREUROPE N.V.

I.1	Is Mediaset Investment N.V. expected to maintain its current corporate name? Upon completion of the Merger, Mediaset Investment N.V. will be renamed “MFE — MEDIAFOREUROPE N.V.”.

I.2

How can Mediaset España shareholders attend the general meeting of shareholders of MFE following completion of the Merger?

Each shareholder entitled to vote and each person holding an usufruct to whom the right to vote on the DutchCo Ordinary Shares accrues shall be authorized to attend the meeting of shareholders and to exercise its voting rights. The board of directors shall set a record date on the 28th day prior to the meeting so as to establish which persons are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting. The notice convening the meeting shall state the record date and the manner in which the persons entitled to attend the meeting may register and exercise their rights. Those entitled to attend a meeting may be represented at the meeting by a proxy holder appointed in writing.

I.3

Where will the general meetings of shareholders be held following completion of the Merger?

Following the completion of the Merger, the general meetings of MFE will be held in Amsterdam or Haarlemmermeer (including Schiphol Airport) the Netherlands.

I.4

Why will the shareholders’ meeting of MFE not be held in Spain?

Shareholders’ meetings of Dutch companies must be held in the Netherlands pursuant to a mandatory provision of Dutch law. Article 32 of the articles of association of MFE also provides for the precise places in the Netherlands where the meetings may be held.

I.5

Will MFE shareholders be entitled to vote by correspondence or by e-mail?

The board of directors of MFE will have the power to establish that the rights to vote and to attend shareholders’ meetings may be exercised by means of electronic communication systems, provided, however, that each person entitled to attend the shareholders’ meeting, or his/her proxy holder, may be identified by such means of electronic communications systems and has a direct knowledge of the discussions at the meeting.

I.6

What will MFE shareholders have to do to attend MFE shareholders’ meetings?

Each person entitled to attend the shareholders’ meeting, or his/her proxy holder, is allowed to attend the meeting upon written notification to MFE (to be sent to the address and within the term indicated in the notice convening the meeting) as to his/her intention to attend the meeting. The proxy holder is required to provide for the documentation attesting his mandate.

I.7

How will MFE shareholders be informed about the date, place and agenda of shareholders’ meetings?

The notice convening the shareholders’ meeting will be given by the board of directors of MFE with due observance of the statutory notice period of forty-two days.

The board of directors of MFE may provide that shareholders and other persons entitled to attend the meeting of shareholders are given notice of the meeting’s convening date exclusively on the company’s website and/or by other electronic means of public announcement. Such provisions are applicable by analogy to other notices and notifications directed to shareholders and other persons entitled to attend a shareholders’ meeting.

The notice convening the shareholders’ meeting will state (i) the subject to be dealt with, (ii) venue and time of the meeting, (iii) the requirements for admittance to the meeting as prescribed in Article 31.3 of the articles of association of MFE, as well as the information referred to in Article 36.3 (if applicable) of such articles of association and (iv) the address of the company’s website, and such

34

other information as may be required by law.

Accordingly, following the completion of the Merger, the minimum period to elapse between the date of the notice convening the meeting and the shareholders’ meeting will be longer than the one currently applicable to Mediaset España shareholders.

I.8

Will rights of Mediaset España shareholders change upon completion of the Merger?

Given the Dutch nationality of MFE, the rights enjoyed by the current Mediaset España shareholders (who as a result of the Merger will become MFE shareholders) shall change following the Merger and shall be subject to Dutch law and the articles of association of MFE.

For further information on the rights allocated to MFE shareholders, please refer to the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE — MEDIAFOREUROPE N.V. are entitled” attached hereto as Schedule 1 which provides a comparative summary of: (a) the current rights of Mediaset shareholders on the basis of Italian law and the articles of association of Mediaset; (b) the current rights of Mediaset España shareholders under Spanish law and the articles of association of Mediaset España and (c) the rights that will apply to Mediaset and Mediaset España shareholders, as MFE shareholders, following the completion of the Merger on the basis of Dutch law and the articles of association of MFE.

I.9

What are the Qualifying Shareholding Obligation and the Contractual Obligation, as provided for in the articles of association of MFE?

The proposed version of the articles of association of MFE provides for certain specific dispositions, and namely:

(i)       the prohibition for shareholders — whether on their own or together with persons acting in concert — to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which:

•                  is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or

•                  is in violation of a decision, issued by any authority, which is applicable to (a) MFE, and/or (b) any of its group companies, and/or (c) shareholders of MFE, and/or (d) Mediaset and Mediaset España, as legal predecessors of MFE (the Qualified Shareholding Obligation);

(ii)      the obligation, on part of any shareholder of MFE, to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España — and originally relating to shares issued by the same —, as legal predecessors) (the Contractual Obligation);

(iii)     the possibility that the board of directors of MFE resolve to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares — or to Special Voting Shares, if received — held by shareholders acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.

I.10

What are the main characteristics of Dutch company law?

An overview on the main characteristics of Dutch company law is included in the explanatory report drawn up by the board of directors of Mediaset España, available on the corporate website of Mediaset España (www.telecinco.es) as well as in the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled”, attached hereto as Schedule 1.

I.11

Which Corporate Governance Code will MFE adopt?

MFE will adopt the Dutch Corporate Governance Code.

The Dutch corporate governance code contains best practice principles for listed companies. The principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a listed

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company.

The application of the Dutch corporate governance code is based on the so-called “comply-or-explain” principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the Dutch corporate governance code. If a company deviates from a best practice principle in the Dutch corporate governance code, the reason for such deviation must be properly explained in the annual board report

The board of directors of Mediaset acknowledges the importance of good corporate governance. The board of directors of Mediaset agrees with the general approach and with the majority of the provisions of the Dutch corporate governance code. However, considering DutchCo’s interests and the interest of its shareholders, it is expected that the Senior Non-Executive Director — unlike what is provided for under the Dutch corporate governance code — will not be an independent director.

I.12

How will directors of MFE be selected and appointed upon effectiveness of the Merger?

After the Merger, in accordance with Dutch law, directors will be appointed by the shareholders’ meeting (upon prior binding nomination proposed by the board of directors) with the favourable vote of the majority of the votes validly cast. However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with a two-third majority of the votes validly cast without a quorum being required. Dutch law does not permit a company to give minority shareholders the right to appoint one or more directors and, therefore, the “proportional representation right” mechanism currently applicable to Mediaset España will not be applicable to MFE. However, the board of directors will include an appropriate number of independent directors in accordance with Dutch law and the Dutch Corporate Governance Code.

I.13

How will the composition of the Board of Directors change following the Transaction?

MFE will have a one-tier board, consisting of 14 directors, of which Pier Silvio Berlusconi, Marco Giordani, Gina Nieri, Niccolo’ Querci, Stefano Sala and Paolo Vasile are expected to be the initial executive directors; Marina Berlusconi, Fedele Confalonieri and Danilo Pellegrino are expected to be the initial non-executive directors; and Marina Brogi, Consuelo Crespo Bofil, Francesca Mariotti, Borja Prado Eulate and Carlo Secchi are expected to be the initial non-executive independent directors.

I.14

Will MFE Board of Directors create an audit committee and a compensation and nominating committee?

On or about the effective date of the Merger, it is expected that the new board of directors of MFE will establish an audit committee and a compensation and nominating committee within its members in accordance with the Dutch corporate governance code.

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J.   ADDITIONAL TRANSACTION FEATURES

J.1

How will the dividend distribution policy of MFE be following the Transaction?

In line with the current dividend policy, the following factors will be taken into consideration in connection with MFE’s future dividend policy: group profits, free cash flow generation, any financial or other economic commitments and potential strategic investments.

Unless contingent circumstances (including the launch by MFE of a buy-back program for a maximum aggregate amount of Euro 280 million) suggest to adopt a different policy, the remuneration of the MFE shareholders, through ordinary dividends or other technical forms, will not be lower than 50% of the net consolidated profits in any year.

J.2	Is a payment of dividend envisaged following the Merger? Upon completion of the Merger, MFE plans to distribute to all shareholders dividends in a total amount of Euro 100 million.

J.3

What will happen with the buy-back program launched by Mediaset España early this year?

In the context of the announcement of the Transaction, Mediaset España announced the discontinuation on 5 June 2019 of the share buy-back program disclosed by it on 24 January 2019. The last acquisition of shares was carried out on 5 June 2019.

J.4

Will a new buy-back program be launched in the future by MFE?

After the completion of the Merger, MFE plans to launch a buy-back program for a maximum aggregate amount of Euro 280 million (less the aggregate amount necessary to purchase withdrawn shares in the context of the Merger, if any).

MFE will buy back shares up to a maximum price per share of Euro 3.4.

* * *

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document should not be construed in any manner as a recommendation to any reader of this document. No offer of securities shall be made. This document is not a prospectus, product disclosure statement or other offering document for the purposes of Directive 2003/71/EC of the European Parliament and the Council of 4 November 2003, as amended, in particular, by Directive 2010/73/EC of the European Parliament and the Council of 24 November 2010, as amended and as implemented in each member State of the European Economic Area and under Italian, Spanish and Dutch law.

This document does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this document in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this document constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this document have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this document may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

* * *

US investors disclaimer

This Transaction is made for the securities of a foreign company. The Transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the Transaction, such as in open market or privately negotiated purchases.

* * *

Forward Looking Statements

This document contains certain forward-looking statements relating to Mediaset, Mediaset España and the proposed business combination between them. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed business combination will be consummated, uncertainties as to the timing of the proposed business combination, uncertainties as to how many shareholders will participate in the proposed business combination, the risk that the announcement of the proposed business combination may make it more difficult for Mediaset or Mediaset España to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Mediaset or Mediaset España will be adversely impacted during the pendency of the proposed business combination; the risk that the operations of Mediaset or Mediaset España will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Mediaset and Mediaset España generally, including those set forth in the annual reports for the year ended 31 December 2018 of Mediaset and Mediaset España.

Mediaset and Mediaset España and their affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and neither Mediaset nor Mediaset España undertake obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law. Mediaset and Mediaset España shall not have any obligation to correct any inaccuracies therein or omissions therefrom which may become apparent.

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Schedule 1

Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled

The table below provides a comparative summary: (a) of the current rights of shareholders of Mediaset under Italian law and the articles of association of Mediaset; (b) of the current rights of shareholders of Mediaset España under Spanish law and the articles of association of Mediaset España; and (c) of the rights that will be due to shareholders of MFE as a result of the Merger becoming effective, pursuant to Dutch law and the articles of association of MFE.

The current articles of association of Mediaset are available on its corporate website (www.mediaset.it).

The current articles of association of Mediaset España are available on its corporate website (www.telecinco.es).

The proposed articles of association of MFE are available on Mediaset and Mediaset España’s corporate website, attached to the Common Merger Plan.

The table below provides only a summary of certain selected legal provisions applicable to the Merging Companies, which are deemed relevant for shareholders themselves. The table has the mere purpose of providing information and cannot be considered complete or exhaustive.

Capitalized terms shall have the same meaning ascribed to them in the “Questions and Answers”.

Provisions applicable to Mediaset shareholders	Provisions applicable to Mediaset España shareholders	Provisions applicable to MFE shareholders

Capitalisation

As at the date hereof, the share capital of Mediaset amounts to Euro 614,238,333.28, divided into No. 1,181,227,564 ordinary shares, each having a nominal value of Euro 0.52.	As at the date hereof, the share capital of Mediaset España amounts to Euro 163,717,608, divided into No. 327,435,216 ordinary shares, each with a nominal value of Euro 0.50.

It is expected that, as a result of the Merger, a maximum of No. 1,472,925,998 ordinary shares of MFE, each having a nominal value of Euro 0.01 (the DutchCo Ordinary Shares), will be issued by MFE, resulting in a total nominal value of Euro 14,729,259.98. The exact number of shares to be issued by MFE will depend on the number of shares held as treasury stock by Mediaset and Mediaset España and the participation of Mediaset in Mediaset España at the Merger Effective Date, which will not be exchanged pursuant to the law.

Dutch law requires MFE to have an authorised share capital. Upon completion of the Merger, the authorised share capital of MFE will amount to Euro 240,000,000.00 divided into 1,500,000,000 DutchCo Ordinary Shares (each having a nominal value of Euro 0.01), 1,500,000,000 Special Voting Shares A (each having a nominal value of Euro 0.02) and No. 1,500,000,000 Special Voting Shares B (each having a nominal value of Euro 0.04) and No. 1,500,000,000 Special Voting Shares C (each having a nominal value of Euro 0.09).

The authorised share capital may be, nevertheless, increased whenever this is necessary in order to grant shareholders with Special Voting Shares, all in accordance with the articles of association of MFE and the Terms and Conditions for Special Voting Shares.

Listing

Mediaset shares are listed on the Mercato Telematico Azionario, organized and managed by Borsa Italiana S.p.A. (MTA).

Mediaset España shares are listed on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges (the Spanish Stock Exchanges) for trading through the Automated Quotation System or “mercado continuo” of the Spanish Stock Exchanges (the SIBE), each organized and managed by the relevant managing entities (Sociedades Rectoras), and are part of the IBEX 35 index.

It is expected that, upon completion of the Merger, DutchCo Ordinary Shares will be traded on the MTA and on the Spanish Stock Exchanges through the SIBE.

Corporate Bodies

The corporate bodies of Mediaset are the shareholders’ meeting, the board of directors, the executive committee and the board of statutory auditors.	The corporate bodies of Mediaset España are the shareholders’ meeting, the board of directors and the executive committee.	The corporate bodies of MFE are the shareholders’ meeting and the board of directors.

In addition, a meeting of holders of a particular class of shares shall constitute a corporate body of MFE.

	There is no board of statutory auditors, as this is alien to Spanish law.	MFE will not have a board of statutory auditors.

Shareholders’ meeting — attendance requirements

Pursuant to Italian law and the articles of association of Mediaset, a Mediaset shareholder may attend the shareholders’ meeting and vote if:	Pursuant to Spanish law and the articles of association of Mediaset España, a Mediaset España shareholder may attend the shareholders’ meeting and vote if:

Pursuant to Dutch law and the articles of association of MFE, a MFE shareholder may attend the shareholders’ meeting and vote if MFE shares are registered in the name of such MFE shareholders on the twenty-eight day prior to the date of the shareholders’ meeting.

(i) Mediaset shares are registered in the name of such Mediaset shareholder as of the seventh trading day prior to the date of the shareholders’ meeting (the Record Date).

(i)    such Mediaset España shareholder is duly registered in the book-entry records kept by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its member entities, five days prior to the day on which a shareholders’ meeting is scheduled (the Record Date).

In order to identify the Record Date, reference shall be made to the date for the first call, provided that the dates for any subsequent calls are indicated in the notice of call. Otherwise, reference shall be made to the dates of each call or, as the case may be, to the date of the single call; and

In order to identify the Record Date, pursuant to Spanish law the notice calling the shareholders’ meeting shall indicate the date on which the shares must be registered in the name of a Mediaset España shareholder in order for the latter to be entitled to participate in a shareholders’ meeting; and

(ii)     the authorized depository intermediary, where the relevant Mediaset shares are registered, provides Mediaset with the necessary communication attesting the ownership of Mediaset shares by such Mediaset shareholder (the Communication).

(ii)   compliance with the cited requirement must be evidenced by means of the corresponding voting card, proxy or distance vote issued by Mediaset España, the validation certificate issued by Iberclear or by any other means provided by law.

The Communication must be received by Mediaset by the end of the third trading day prior to the date of the shareholders’ meeting (reference shall be made to the date for the first or single call).

Should the Communication be received by Mediaset at a later date — but before the beginning of the meeting — Mediaset shareholders are nevertheless entitled to attend the shareholders’ meeting and vote.

Anyone becoming a shareholder of Mediaset following the Record Date is not entitled to attend and vote at the relevant shareholders’ meeting.	Anyone becoming a shareholder of Mediaset España following the Record Date is not entitled to attend and vote at the relevant shareholders’ meeting.

Mediaset España shareholders are not required to hold a minimum number of shares in order to exercise their right to attend a shareholders’ meeting.

Pursuant to Italian law and the articles of association of Mediaset, each Mediaset shareholder entitled to attend the shareholders’ meeting and vote may be represented by another person. Such representation requires the granting of a written proxy.

Pursuant to Spanish law and the articles of association of Mediaset España, each Mediaset España shareholder entitled to attend the shareholders’ meeting and vote may, in advance of the date of the shareholders’ meeting, decide not to attend the meeting and either vote or appoint in writing a proxy via electronic or postal means, provided that all statutory requirements, internal rules and instructions are followed.

Pursuant to the articles of association of MFE, shareholders and other persons entitled to attend the meeting may choose to be represented at any shareholders’ meeting by a representative who has been duly authorized in writing.

The proxy can be granted for one shareholders’ meeting only (it being valid also for the calls following the first one).	A proxy and a vote can only be granted and cast, respectively, for one shareholders’ meeting (it being valid also for the calls following the first if specifically stated).

Shareholders’ meeting — conduct of the meeting

The chairman of the board of directors acts as chairman of the shareholders’ meeting; in his absence, his office is performed by the vice-chairman (if appointed). In case of the latter being absent or prevented from performing his office, the office is performed by a different person appointed by the majority of the votes cast.

Pursuant to the articles of association of Mediaset España, the chairman of the board of directors acts as chairman of the shareholders’ meeting; if the chairman is absent, unable to attend or the position is vacant, the vice-chairman (if appointed) holds this post. If neither of them is present, the oldest member of the board of directors acts as chairman and, failing that, the shareholder elected by the attendees.

Pursuant to the articles of association of MFE, shareholders’ meetings will be chaired by the Senior Non-Executive Director or, in his/her absence, by the Chairman or, in the absence of the Chairman, by a Deputy-Chairman. In case of absence of the aforesaid Directors the board of directors will appoint another Director to chair the meeting.

Pursuant to the articles of association of Mediaset, when required by law or the chairman deems it appropriate, the chairman of the meeting causes	The board of directors may request the presence of a notary to draft the minutes of the meeting when deemed appropriate and must do so if

the minutes to be written up by a notary of his/her choice.	requested by shareholders holding at least 1% of the share capital.

If the minutes are not drawn up by a notary, the shareholders’ meeting appoints a secretary, who needs not be a shareholder, and, if deemed appropriate, two scrutineers among the shareholders and the statutory auditors.

The chairman of the shareholders’ meeting is assisted by the secretary. The secretary of the shareholders’ meeting is the secretary to the board of directors or, if this post is vacant, the secretary is absent or unable to attend, the vice-secretary holds this post. In the absence of the secretary and vice-secretary to the board, the role of secretary of the shareholders’ meeting is performed by the youngest member of the board of directors or, in his/her absence, by the shareholder elected by the attendees.

The chairman of the meeting may be assisted by a company secretary to be appointed by the board of directors.

Notice of call

Pursuant to Italian law and the articles of association of Mediaset, a shareholders’ meeting must be held at least once a year within one hundred and eighty days from the end of the financial year.	Pursuant to Spanish law and the articles of association of Mediaset España, an ordinary shareholders’ meeting must be held during the first six months of each financial year.	Pursuant to Dutch law and the articles of association of MFE, a shareholders’ meeting must be held at least once a year within six months from the end of the preceding financial year.

Pursuant to the articles of association of Mediaset, shareholders’ meetings can be convened:	Pursuant to Spanish law, shareholders’ meetings can be convened:

(i) at first and second call; or, alternatively	(i) at first and second call; or, alternatively

(ii) at single call, should the board of directors deem it appropriate.	(ii) at a single call, should the board of directors deem it appropriate.

Pursuant to Italian law and the articles of association of Mediaset, shareholders’ meetings are called by the board of directors by means of a written notice stating the day, time, location and matters to be resolved upon.

Shareholders’ meetings are called by the board of directors. Calling notices for all shareholders’ meetings must state the date (including the date of the meeting at the second call, if scheduled), time, location, matters to be resolved upon, person(s) convening the meeting, the Record Date, where shareholders can obtain the informative documents and the proposed resolutions, and a reference to the corporate website where all this information will be made available. It should also refer to the procedures that the company’s shareholders must follow to participate in and vote

Shareholders’ meetings are called by the board of directors via a notice, specifying the subjects to be discussed, the place and the time of the meeting and the admission and participation procedure.

at the shareholders’ meeting, as well as to request information and to file new proposals.

As a general rule, shareholders’ meetings must be called at least thirty days prior to the date set for the meeting.	As a general rule, shareholders’ meetings must be called at least one month prior to the date set for the meeting.	Shareholders’ meetings must be called at least forty-two calendar days prior to the date set for the meeting.

With respect to shareholders’ meetings called to appoint members of the board of directors and the board of statutory auditors through the list voting system, the notice must be published at least forty days prior to the date set for the meeting.

In case of cross-border changes in the registered office of the company, the shareholders’ meeting must be called at least two months prior to the date set for the meeting.

With respect to extraordinary shareholders’ meetings called to resolve on the reduction of the share capital, pursuant to Articles 2446, 2447 and 2487 of the Italian civil code, the notice of call must be published at least twenty-one days prior to the date set for the meeting.

The notice convening a shareholders’ meeting must be published on the website of Mediaset and on a newspaper, in the form of an excerpt.

The notice must be published in at least two of the following: (i) the Commercial Registry’s Official Gazette or in a widely circulated newspaper in Spain, (ii) the corporate website of the National Securities Exchange Commission (CNMV), or (iii) the corporate website of Mediaset España.

All calls, announcements, notifications and communications to shareholders and other persons entitled to attend the shareholders’ meeting must be made available on the company’s corporate website in accordance with the relevant provisions of Dutch law.

Shareholders’ meeting — quorum and adoption of resolutions

Pursuant to Italian law and the articles of association of Mediaset, an ordinary shareholders’ meeting is validly convened at first call if at least 50% of the share capital is represented.

Should an ordinary shareholders’ meeting be convened at second or at a single call, no quorum is required.

Pursuant to the articles of association of Mediaset España, a shareholders’ meeting (either ordinary or extraordinary) is validly convened at first call if at least 50% of the share capital is represented (as opposed to the minimum 25% required by Spanish Company law).

Should a shareholders’ meeting be convened at second call (provided that the notice calling the meeting refers to both the first and the second call), no quorum is required.

In order for the shareholders’ meeting to validly pass a resolution to amend the articles of

As a general rule, no quorum is required to convene a general meeting of shareholders.

association (including a share capital increase or reduction), to transform, to merge, to demerge, to globally assign assets and liabilities, to issue bonds, to remove or limit pre-emptive subscription rights over new shares, or to transfer Mediaset España’s registered address abroad (Relevant Matters) the attendance (in person or by proxy) of shareholders representing at least 50% of the voting capital on first call, and at least 25% on second call, is required.

At ordinary shareholders’ meetings convened at first call, resolutions can be adopted with the favourable vote of the majority of the share capital (absolute majority).

At ordinary shareholders’ meetings convened at second or at single call, resolutions can be adopted with the favourable vote of the majority of the share capital represented at the meeting.

Resolutions other than those relating to Relevant Matters can be adopted by simple majority of the voting shares present or represented at the shareholders’ meeting.

All resolutions of the general meeting are adopted by a majority of more than half of the votes validly cast without a quorum being required, except in those cases in which the law or the articles of association of MFE require a greater majority or the requirement of a quorum.

If there is a tie in voting, the proposal will thus be rejected.

Pursuant to Dutch law and the articles of association of MFE, the following matters require at least two-thirds of the votes validly cast at a general meeting if less than half of the issued share capital is present or represented:

(i)    a resolution to reduce the issued share capital;

(ii)   a resolution to restrict or exclude rights of pre-emption;

(iii)  a resolution to authorize the board of directors of MFE to restrict or exclude shareholder rights of pre-emption; or

(iv)  a resolution to amend the articles of association.

In addition, pursuant to the articles of association of MFE, the following matters require at least two-thirds of the votes validly cast at a meeting: (i) a resolution to deprive the nomination of a director for appointment made by the board of directors of MFE of its binding character;

(ii)   a resolution to suspend or remove a director other than pursuant to a proposal by the board of directors of MFE; or

(iii)  a resolution to dissolve the company.

Pursuant to Italian law and the articles of association of Mediaset, an extraordinary shareholders’ meeting is validly convened at first call if at least 50% of the share capital is represented.

An extraordinary shareholders’ meeting is validly convened at second call if more than one-third of the share capital is represented.

An extraordinary shareholders’ meeting is validly convened at a subsequent or at a single call if at least 20% of the share capital is represented.

At extraordinary shareholders’ meetings convened at first call, resolutions can be adopted with the favourable vote of shareholders representing at least two-thirds of the share capital represented at the meeting.

At extraordinary shareholders’ meetings convened at second call, or at a subsequent call or at a single call, resolutions can be adopted with the favourable vote of shareholders representing at least two-thirds of the share capital represented at the meeting.

At meetings convened at first call to resolve upon Relevant Matters, resolutions can be adopted with the favourable vote of the absolute majority of the votes corresponding to the voting share capital represented at the meeting.

At meetings convened at second call to resolve upon Relevant Matters, provided that the shareholders present or represented at the meeting called at first call represented less than 50% of the share capital (but at least 25%), resolutions can be adopted with the favourable vote of shareholders representing two-thirds of the voting share capital represented at the meeting.

Ordinary and Extraordinary shareholders’ meeting matters

Ordinary shareholders’ meetings resolve on the following matters: (i) approval of the financial statements, (ii) distribution of dividends, (iii) appointment and revocation of the directors and	Ordinary shareholders’ meetings resolve on the following matters: (i) the approval of the management of the company carried out by the board of directors during the previous financial	Dutch law does not make a distinction between ordinary meetings and extraordinary meetings. The purpose of the annual general meeting of statutory auditors, (iv) compensation of the directors and of the statutory auditors, (v) directors’ and statutory auditors’ responsibility, (vi) approval of the meeting regulation (if any), (vii) other matters provided by law.

year, (ii) the approval of the financial statements from the previous financial year, and (iii) the application of the previous financial year’s income or loss.

Any other matters reserved to shareholders may be discussed and resolved either at an ordinary or extraordinary shareholders’ meeting.

Some resolutions may be passed without being included on the agenda in advance (the dismissal of directors and the decision to bring liability action against directors of the company).

shareholders is to discuss and/or to discuss and approve (as the case may be), inter alia, the board report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the board of directors from liability for their management and supervision and other proposals brought up for discussion by the board of directors. Directors may be elected at any general meeting of shareholders.

The extraordinary shareholders’ meeting adopts resolutions on amendments to the articles of association of the company, on liquidation or dissolution of the company, as well as on such other issues as prescribed by the law (such as mergers and demergers).

Any shareholders’ meeting other than the ordinary meeting will be regarded as an extraordinary shareholders’ meeting.

Any matters falling within the authority of the shareholders’ meeting that are included on the agenda (with certain exceptions which do not need to be included on the agenda to be validly passed, such as the dismissal of directors and the decision to bring a liability action against directors of the company) may be considered by either an ordinary or an extraordinary shareholders’ meeting.

Other general meetings of shareholders will be held as often as the board of directors deems such necessary. Any shareholders’ meeting other than the ordinary meeting will be regarded as an extraordinary general meeting, which is not recognized as such under Dutch law.

Shareholders’ meeting — voting rights

Each Mediaset share entitles its holder to one vote.	Each Mediaset España share entitles its holder to one vote.	Each DutchCo Ordinary Share entitles its holder to one vote.

By means of a resolution adopted by the extraordinary shareholders’ meeting held on 18 April 2019, multiple voting mechanism has been introduced. Two voting rights will be attached to each Mediaset share upon uninterrupted ownership and continued registration in a special register, in the name of the same shareholder, for twenty-four months.

Each Special Voting Share A entitles its holder to 2 votes in addition to the one granted by a DutchCo Ordinary Share.

Each Special Voting Share B entitles its holder to 4 votes in addition to the one granted by a DutchCo Ordinary Share.

Each Special Voting Share C entitles its holder to 9 votes in addition to the one granted by a DutchCo Ordinary Share.

In particular, pursuant to the articles of association of MFE:

(a)   allotment of Special Voting Shares A:

(i)    the thirtieth calendar day after the Merger has become effective, those Mediaset and Mediaset España shareholders who have elected and are entitled to receive Special Voting Shares A will be entitled to 3 voting rights for each DutchCo Ordinary Share held;

(ii)   alternatively, Special Voting Shares A may be assigned to MFE shareholders after completion of the Merger. In this respect, upon the Merger becoming effective, each MFE shareholder who will have held DutchCo Ordinary Shares registered in a special register (the Loyalty Register) for an uninterrupted period of three years will be entitled, in the aggregate, to 3 voting rights for each DutchCo Ordinary Share held as such;

(b)   allotment of Special Voting Shares B:

after two years of uninterrupted ownership of Special Voting Shares A — as well as of uninterrupted registration in the Loyalty Register of the DutchCo Ordinary Shares for which Special Voting Shares A have been allocated pursuant to (i) or (ii) above — each MFE shareholder will be entitled, in the aggregate, to 5 voting rights for each DutchCo Ordinary Share held. To this purpose, in addition to each DutchCo Ordinary Share held, each Special Voting Share A attached thereto will be converted into one Special Voting Share B;

(c)   allotment of Special Voting Shares C:

after three years of uninterrupted ownership of Special Voting Shares B — as well as of uninterrupted registration in the Loyalty Register of the DutchCo Ordinary Shares for which Special Voting Shares B have been allocated — each MFE shareholder will be entitled, in the aggregate, to 10 voting rights for each DutchCo Ordinary Share held. To this purpose, in addition to each DutchCo Ordinary Share held, each Special Voting Share B attached thereto will be converted into one Special Voting Share C.

Shareholders’ right to call a meeting, to submit new items on the agenda and new resolution proposals on matters already included

Shareholders’ meetings must be called without delay by the board of directors if so requested by Mediaset shareholders representing at least 5% of the share capital of Mediaset.

Mediaset shareholders are not allowed to call shareholders’ meetings with respect to resolutions to be adopted (i) upon proposal of the board of directors or (ii) on the basis of a report drawn up by the board of directors.

Should (i) the board of directors or, in its place, the board of statutory auditors fail to comply and (ii) refusal to comply be unjustified, the shareholders’ meeting may be called by means of a decree issued by the competent court.

Minority shareholders representing at least 3% of the share capital of Mediaset España, can exercise their right to request to the board of directors to call shareholders’ meeting in order to approve any proposed resolution and the board of directors is bound (except under very limited circumstances) to call such a meeting to be held within two months from the shareholders’ request.

Should the board of directors fail to comply with such a request from minority shareholders, the shareholders’ meeting may be called by a court officer (secretario judicial) or the Commercial Registrar of Madrid, who shall hear the directors before passing a ruling to such effect.

Shareholders holding at least 10% of the company’s issued share capital may request the board of directors to convene a general meeting. Such request will include the proposed agenda items. If the board of directors does not call a meeting within 8 weeks after receipt of such request, the requesting shareholders may file a request with the district court to obtain a court-ordered calling.

Any shareholder may request the court or the Commercial Registrar of Madrid to call for the ordinary general shareholders’ meeting, if not called within six months following the end of the previous financial year.

In this case, the meeting may be convened by a court officer or the Commercial Registrar of Madrid, who shall hear the directors before passing a ruling to such effect.

In the ten days following the publication of the notice of call (or in the five days following such publication, if the meeting is called to resolve on the reduction of the share capital), Mediaset shareholders representing at least a fortieth of the share capital of Mediaset may (i) request for additional items to be included in the agenda or (ii) submit resolution proposals in relation to items on the agenda. Such request must be published by means of publication of the notice at least fifteen days prior the shareholders’ meeting.

In the five days following the publication of the notice of the call for a shareholders’ meeting, Mediaset España shareholders representing at least 3% of the share capital, may (i) request additional items be included on the agenda or (ii) submit resolution proposals in relation to items on the agenda; and the board of directors is bound (except under very limited circumstances) to publish an addenda to the agenda. Under no circumstances will shareholders be able to exercise this right with regard to calls for extraordinary meetings.

Once the notice for a specific meeting of shareholders (including the agenda) has been published, no additional items can be added by MFE shareholders.

However, at least sixty days before the day of a general meeting of shareholders (please note that the board of directors must give notice of the meeting with due observance of the statutory notice period of forty-two days), MFE shareholders alone or in aggregate holding at least 3% of the issued share capital of MFE are entitled to request the board of directors that a matter is placed on the agenda of a general meeting of shareholders.

Shareholder Information Rights

The notice calling the shareholders’ meeting includes the items on the agenda. The notice is published on the Mediaset corporate website and in the form of an excerpt on a newspaper.

Every Mediaset España shareholder has the right to receive the agenda and any further information regarding the content of the notice of the meeting.

This information will be published in (i) the Commercial Registry’s Official Gazette or in a newspaper of wide circulation in Spain, (ii) on the Mediaset España corporate website and (iii) on the website of CNMV, at least one month’s prior to the date when the meeting is to be held.

Every MFE shareholder has the right to receive the agenda and any further information regarding the content of the notice of the meeting. This information will be made available, via the company’s website, at least forty-two days prior to the date when the meeting is to be held.

As a general rule, pursuant to Italian law, the board of directors must prepare a report on each item of the agenda to be made available to the public by the day of the publication of the notice calling the shareholders’ meeting at the Mediaset legal seat and on Mediaset corporate website.

Mediaset España shall make available to the public, among others, the documents to be presented to the meeting (e.g., directors or experts reports), the relevant proposals of resolutions on each item of the agenda, the forms of proxy and distance vote, by the day of the publication of the notice calling the meeting (until the day the meeting is held) on its corporate website.

Furthermore, any shareholders having voting rights can submit queries on the items of the agenda during or before the meeting. Answers to queries submitted prior to the meeting must be given during the meeting at the latest.

Until the fifth day before the date of a general shareholders’ meeting, shareholders may request in writing from the directors, any information or clarification they deem necessary regarding (i) the items to be discussed in the meeting as per the

Pursuant to Dutch Company law, there is no right for MFE shareholders to request for specific information ahead of the general meeting of shareholders. Pursuant to Dutch Company law, the board of agenda and (ii) the information made available to the public that Mediaset España has provided to the CNMV since the previous shareholders’ meeting or regarding the auditor’s report. Directors must provide the requested information in writing by the day of the shareholders’ meeting and also publish it on the company’s website.

During the meeting, shareholders may also verbally request any information or clarification of items (i) and (ii) above. If it was not feasible to provide the requested information during the meeting itself, the directors must provide it in writing within seven days after the meeting is held.

Exceptionally, directors may refuse to provide the requested information if it is deemed unnecessary to protect the shareholder´s rights or if there are objective reasons to consider that the information could be used to the detriment of the company’s interests or for purposes other than corporate interest, or that providing the requested information may harm the company. However, the requested information may not be withheld when the request is supported by shareholders representing at least 25% of the share capital.

directors is only required to provide information which is requested during a meeting of shareholders.

The board of directors may only decide not to provide the requested information during a meeting of shareholders if this would be contrary to an overriding interest of the company.

No reply is necessary, even in the shareholders’ meeting, to queries raised prior to it, where the information required is already available in a Q&A format in the company’s website.	Where the requested information is available in a clear, explicit and direct manner on the corporate website in a Q&A format, the board of directors may just refer to such information.

Proxy solicitation

Pursuant to Italian law, Mediaset, one or more of its shareholders or any entitled person can solicit proxies, provided that:

(i)    a prospectus and a proxy form are transmitted for publication to Mediaset, to the Italian markets’ supervisory authority (Consob), to Borsa Italiana S.p.A. and to

	Spanish law allows for the public solicitation of proxies by the company (through its directors) or by any shareholder. Proxies may be given to any person, whether or not a shareholder.	Pursuant to Dutch law, there are no regulations on solicitation of voting proxies.

Monte Titoli S.p.A.; and

(ii)   an accompanying notice is sent to Mediaset (which makes it available to the public on its corporate website), to Consob, to Borsa Italiana S.p.A. and to Monte Titoli S.p.A.

Upon release of the proxy, voting rights are exercised by the proxy holder (or by its substitute, if expressly indicated in the prospectus and in the proxy form).

Proxies may be granted only with respect to shareholders’ meetings already called, being valid for any subsequent call. Proxies must be dated and signed and must contain voting instructions. Voting instructions may also refer to only some of the items on the agenda.

If representation was granted following a public request, the proxy holder may not vote on those items of the agenda in which it has a conflict of interest, unless it has received specific voting instructions from the shareholder for each of the items. Another proxy holder can be appointed to vote on those items in relation to which there is a conflict.

Pursuant to the articles of association of Mediaset España, unless otherwise stated, it will be considered that the shareholder gives precise instructions to vote in favour of the resolutions proposed by the board of directors in each shareholders’ meeting.

The delegation may also be granted with respect to those items that, even though they are not included on the agenda, may be dealt with in the shareholders’ meeting. It will be considered, unless otherwise stated, that the shareholder provides specific instructions so that the proxy abstains. If the delegation does not include these, it will be considered that the represented shareholder instructs his proxy to abstain in the voting of these items.

One person may act as proxy for an unlimited number of shareholders. Where a proxy holder holds proxies from several shareholders, he/she must cast the votes as instructed by each shareholder.

Proxies may be revoked until the last day prior to the meeting.	A proxy may be revoked by giving notice to Mediaset España prior to the meeting or by the shareholder attending the meeting in person.

Amendments to the articles of association — share capital increases or reductions

Pursuant to Italian law, amendments to the articles of association of a joint stock company, including share capital increases or reductions, are resolved upon by the extraordinary shareholders’ meeting.

Pursuant to Spanish law, a resolution to increase or decrease the share capital or otherwise modify the articles of association requires the approval of the shareholders’ meeting.

A resolution to amend the articles of association of MFE can be adopted exclusively by the shareholders’ meeting with a majority of at least two-thirds of the votes validly cast if less than one-half of the company’s issued capital is represented at the meeting, but only on a proposal of the board of directors.

If an amendment to the articles of association of the company is proposed, a copy of said proposal must be made available together with the rest of the information regarding the content of the notice of the meeting which shall approve such amendment.

Pursuant to Dutch law and the articles of association of MFE, if an amendment to the articles of association of MFE is proposed, a copy of said proposal must be made available at the company’s headquarters for review by the shareholders and other parties entitled to attend the meeting until the end of the meeting.

The share capital may be increased, by contributions in cash and excluding the option right, by up to 10% of the pre-existing share capital, provided that the issue price corresponds to the market value of the shares and this is confirmed by the external auditor. The related resolution is passed with specific quorums provided by the Italian civil code.

Pursuant to the articles of association of Mediaset, the shareholders’ meeting may decide, in order to cover the company’s stock option plans and by resolution to be approved by shareholders representing more than half of the share capital, including when taken on second or subsequent calls, to increase the share capital by up to 5% of the pre-existing share capital, with exclusion of the option right and being entitled to set the

The shareholders’ meeting may also delegate to the directors the power to increase the share capital in one or several times in return for cash contributions by up to 50% of the nominal value of the share capital. For any of these increases, the board of directors may also be vested with the additional authority to waive any pre-emptive rights over up to 50% of the nominal share capital when this is in the company’s corporate interest, although Spanish good governance practices recommend to limit this delegation to 20% of the share capital and some international proxy advisors recommend since this year to vote against any such delegation above 10% of the share capital. These delegations cannot have a term longer than five years.

The shareholders’ meeting may also delegate to

The shareholders’ meeting or alternatively the board of directors of MFE, if authorised by the shareholders’ meeting for a maximum period of five years, will be entitled to resolve on the issue of shares and also on the issue of convertible bonds.

It is expected that, prior to the Merger Effective Date, the board of directors of MFE will be authorised by the shareholders’ meeting to make share capital increases, on one or more occasions, with the exclusion or the limitation of pre-emptive right, and also to issue convertible bonds.

subscription price at a discount compared to the average stock market price, provided such discount is based on objective indices set out in the relevant stock option plans. The minimum subscription value of each share must not in any case be lower than the greater of the proportional share of book equity and the nominal value.

The shareholders’ meeting may delegate the resolutions referred above to the board of directors.

the board of directors the powers to execute a previously passed resolution to increase share capital, indicating the date or dates on which it is to take effect and to set its conditions in any matters not already resolved upon by the shareholders’ meeting. This delegation cannot have a term of more than one year.

Pursuant to Italian law, share capital reductions may be carried out either (i) by waiving shareholders’ obligations to make contributions, or (ii) by reimbursing equity to shareholders, or (iii) in case the share capital has decreased by more than one third as a consequence of losses, provided that such decrease is not restored during the following financial year so to be equal to less than one third of the share capital.

If the share capital (i) has decreased by more than one third and, at the same time, (ii) has decreased under the minimum amount prescribed by law, a shareholders’ meeting shall be convened in order to resolve upon (i) the share capital decrease and, at the same time, (ii) a share capital increase so for it to be at least equal to the minimum amount prescribed by law or, alternatively, a statutory transformation of the company.

A capital reduction may be carried out in order to return contributions to the shareholders, waive any outstanding obligation to make a contribution, create or increase reserves, or to restore the balance between share capital and net worth reduced as a result of losses.

The shareholders’ meeting may agree to reduce share capital in order to redeem and cancel a group of shares.

The shareholders’ meeting is entitled to resolve to reduce share capital by cancellation of shares or by reducing the par value of the shares by amending the articles of association of MFE.

A resolution to cancel shares can only relate to shares held by MFE itself or all shares of a particular class. A cancellation of all shares of a particular class shall require the prior approval of the meeting of holders of shares of the class concerned.

The shares subject to the decision to reduce share capital must be indicated in the resolution, which must also state the procedures for implementation. The resolution can be adopted exclusively by the shareholders’ meeting, but only at the proposal of the board of directors.

Preferential subscription rights

Pursuant to Italian law, newly issued shares and convertible bonds shall be offered in option (opzione) to (i) shareholders, pro quota to the number of shares held and (ii) holders of convertible bonds (if any), on the basis of the applicable exchange ratio.

Pursuant to Spanish law, shareholders have pre-emptive rights to subscribe, in proportion to the nominal value of the shares they hold, (i) new shares issued against monetary contributions and (ii) new bonds convertible into shares.

In addition, the articles of association of Mediaset España provide that holders of convertible bonds

Shareholders of ordinary shares have a pre-emptive right over newly issued ordinary shares, it being understood that there is no pre-emptive right over newly issued ordinary shares reserved to employees of MFE under a stock option plan adopted by the company.

(if any) have pre-emptive rights to subscribe a number of shares equivalent to those to which they would be entitled if they converted at that moment their bonds into shares.

Such option right may be exercised within fifteen days from the publication of the offer.	Such pre-emptive rights may be exercised within fifteen days from the publication of the offer.

Shareholders exercising their option rights may, upon request, exercise their pre-emptive right (diritto di prelazione) to subscribe such shares or convertible bonds in relation to which option rights have not been exercised.

Should any newly issued shares remain unsubscribed upon expiration of the fifteen-day period, such shares may be offered to other shareholders. The share capital would be increased by the amount effectively subscribed if so stated in the relevant corporate resolution.

With respect to listed companies, should shares and convertible bonds offered in option remain unsubscribed upon expiration of the fifteen-day period, such shares and convertible bonds shall be offered on the market, in the following thirty days, for at least five trading days.

Pursuant to Italian law, exercise of the option right is excluded if: (i) newly issued shares are to be subscribed by means of a contribution in kind; (ii) the interest of the company so requires.

If this is in Mediaset España’s corporate interest, such pre-emptive rights can be excluded by a resolution passed by shareholders’ meeting or by the board of directors (if the former had delegated to the board of directors the right to increase the share capital or issue convertible bonds and exclude pre-emptive rights).

Pre-emptive rights do not arise if the share capital increase is: (i) in return for non-cash contributions, (ii) by means of capitalization of credit rights, (iii) to honour the conversion into shares of convertible bonds, (iv) as a result of a merger or a split off, or (v) when the company has made a tender offer whose consideration consists of shares to be issued by the company.

The pre-emptive right may be restricted or excluded by resolution of the shareholders’ meeting or the board of directors of MFE, if authorised to this end by the shareholders’ meeting for a maximum period of five years and provided it has also been authorised to resolve on the issue of new shares in the company. The proposal to the shareholders’ meeting regarding the restriction or exclusion of the pre-emptive rights must state the reasons for said proposal, as well as the determination of the issue price.

It is envisaged that prior to the Merger Effective Date the board of directors of MFE will be authorised by the shareholders’ meeting to restrict or exclude pre-emptive rights for a maximum period of five years starting on the Merger Effective Date.

Pre-emptive rights are transferable, may be traded on the SIBE and may be of value to existing shareholders since new shares may be offered for subscription at prices lower than prevailing market prices. Also, holders of shares have the right of free allotment in the event of capital increase against reserves.

Approval of financial statements

Pursuant to Italian law and the articles of association of Mediaset, the annual financial statements of a joint stock company, required to prepare consolidated financial statements, must be approved by an ordinary shareholders’ meeting to be held no later than one hundred and eighty days after the end of the relevant financial year.

Pursuant to Spanish law and the articles of association of Mediaset España, the annual financial statements must be prepared by the board of directors within three months after the end of the relevant financial year. The annual accounts must be approved by the ordinary shareholders’ meeting to be held no later than six months after the end of the relevant financial year.

The board of directors of MFE must within four months after the end of the preceding financial year prepare the annual accounts, comprising the balance sheet, income statement and notes to the accounts. Within the aforementioned four-month period, the board of directors of MFE must also prepare the board report, and any other information that must be disclosed pursuant to applicable law and regulations.

Dividends

Pursuant to Italian law and the articles of association of Mediaset, dividends may be distributed to shareholders:

(i)             up to the amount of the net profits resulting from the duly approved annual financial statements for the previous fiscal year, provided however that net profits are firstly deducted to establish the legal share capital reserve (and up to such reserve amounting to 20% of the share capital); and/or

(ii)          up to the amount of its distributable share capital reserves.

Dividends may not be distributed if such distribution could reduce Mediaset’s assets below the amount of the fully paid-in and subscribed share capital and the legal or statutory reserves.

Mediaset España shareholders have no right to receive a minimum dividend.

Payment of dividends is proposed by the board of directors and must be approved by the shareholders’ meeting (except as provided below).

Dividends may be paid (out of profits or distributable reserves):

(i)             after the compulsory allocation to the legal reserve, Spanish law requires each company to allocate at least 10% of its net profits each year to a legal reserve until the balance of such reserve is equivalent to at least 20% of the issued share capital. The legal reserve is not available for distribution to shareholders except upon liquidation;

(ii)          only if the value of the corporate net worth

MFE may make distributions to the shareholders only to the extent that its equity exceeds the amount of the issued share capital, increased by the reserves which must be maintained in accordance with Dutch law.

MFE may only make a distribution of profits realised during a financial year to the shareholders after the adoption of its statutory annual accounts demonstrating that such distribution is legally permitted.

The board of directors may determine that distributions shall be made from MFE’s share premium reserve or from any other freely distributable reserve.

Insofar as the profits have not been appropriated to increase and/or form reserves by the board of directors, they will be put at the disposal of the shareholders’ meeting. The shareholders’ meeting is not, and as a result of distribution would not be, less than the issued share capital.

In addition, no profits may be distributed unless the amount of distributable reserves is at least equal to the amount of the research and development expenses registered as a balance sheet asset.

may resolve, on the proposal of the board of directors, to pay dividend out of the profits on the ordinary shares. The shareholders’ meeting may resolve, on the proposal of the board of directors, to declare and distribute dividends in another currency than euros. The board of directors may decide, subject to the approval of the shareholders’ meeting and the board of directors having been authorised to issue shares, that a distribution shall, wholly or partially, be made in the form of shares, or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

Under Dutch law there is no rule on the exchange ratio for stock dividend. The board of directors decides on the exchange ratio.

The board of directors of Mediaset may further resolve upon the distribution of interim dividends (acconti sui dividendi). Pursuant to Italian law, interim dividends may not be distributed if operating losses result from the financial statements.

Additionally, interim dividends may also be distributed upon resolution by the shareholders’ meeting or the board of directors provided that: (i) there is sufficient liquidity to pay the interim dividend; and (ii) the amount distributed does not exceed the amount resulting from deducting (a) the sum of losses corresponded to previous years, the amounts earmarked for the legal reserve, and the estimated tax due on the aforesaid earnings from (b) the earnings booked since the end of the previous financial year.

MFE may make one or more interim distributions to shareholders provided that it appears from an unaudited interim statements that MFE has sufficient distributable equity to make the relevant distributions.

Pursuant to the articles of association of MFE, any holder of Special Voting Shares — the issuance of which has been charged on the Special Capital Reserve — is entitled to substitute such charge at any time by making an actual payment to MFE of a sum equal to the nominal value of the Special Voting Shares held (the Special Shares Paid-up in Cash). Special Shares Paid-up in Cash will give entitlement to a dividend equal to 1% of the nominal value actually paid. Such dividends, however, will be paid only insofar as the profits have not been appropriated in full to increase and/or form reserves. Actual payments made during the financial year to which the dividend relates, will not be counted. No further distribution will be made on the Special Voting Shares. MFE will maintain a separate capital reserve to pay-up Special Voting Shares. The board of directors is authorised to credit or debit this special capital reserve at the expense or in favour of MFE’s other reserves.

Payment of dividends may be claimed by entitled shareholders within (and no later than) five years from the day on which the distribution is resolved upon by the shareholders’ meeting.	The right to a dividend lapses and reverts to the company if it is not claimed within five years after becoming payable.	The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable.

Withdrawal right

Pursuant to Italian law, withdrawal right may be exercised by shareholders who do not vote in favour (that is to say, who do not attend the shareholders’ meeting or who vote against the proposed resolution or who abstain from voting) of resolutions relating to the following:

(i)      changes to the corporate purpose, insofar as a material change of the same is implied;

(ii)     transformation of the company;

(iii)    transfer of the official seat abroad;

(iv)    revocation of the company’s liquidation status;

(v)     elimination of one or more reasons triggering the exercise of withdrawal right;

(vi)    changes to the criteria for the determination of withdrawal price;

(vii)   amendments to the articles of association with respect to voting rights or participation rights;

(viii)  extension of the duration of the company;

In certain circumstances (change or significant amendment of the corporate purpose, transformation of the company or transfer of registered address abroad), Spanish law gives dissenting or absent shareholders (including non-voting shareholders) the right to withdraw from the company.

Certain resolutions of the general meeting can be implemented only if dissenting shareholders are given a cash-out option: a resolution to convert the company into another type of legal entity (not being a Dutch BV) and a resolution to merge the company into another EU or EEA member state acquiring legal entity.

Other than the above, the MFE shareholders shall not have a right of redemption and/or withdrawal pursuant to Dutch law.

and

(ix)    introduction (or removal) of constraints to the circulation of shares.

With respect to listed companies, withdrawal right may be further exercised in case of resolutions implying the delisting of the company’s shares.

Pursuant to the articles of association of Mediaset, withdrawal right may not be exercised in case of resolutions relating to the extension of the company’s duration.

Pursuant to Italian law, entitled shareholders may exercise their withdrawal rights (in relation to some or all of their shares) within fifteen calendar days following the registration of the relevant shareholders’ meeting’s resolution with the Companies’ Register (the Withdrawal Notification).

Pursuant to Spanish law, the relevant shareholders’ meeting resolution entitling shareholders to exercise their withdrawal rights must be published in the Commercial Registry’s Official Gazette. The withdrawal right shall be exercised within one month following the aforementioned publication.

The shares in relation to which the withdrawal right is exercised (the Withdrawn Shares) shall not be sold or disposed of and shall remain deposited with the official seat of the company (or with the respective intermediary) until the withdrawal price is paid.

Pursuant to Italian law, as far as listed companies are concerned, the redemption price is calculated with reference to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of Mediaset shares for the six-month period prior to the date of publication of the notice for convening the shareholders’ meeting, the resolution of which entitles shareholders to withdraw.

If this right was exercised, the company would be obliged to purchase the relevant shares at the average market price of the shares during the preceding quarter in accordance with the procedures established under the Spanish law.

Right to inspect the shareholders’ registers and company documentation

Pursuant to Italian law, all Mediaset shareholders — either in person or through a representative —	Pursuant to Spanish law, Mediaset España shareholders holding at least 3% of the share	Each shareholder may request an excerpt from the register of shareholder evidencing its entitlement may inspect the shareholders’ register and the register of shareholders’ meetings’ minutes at any time, and may request copies of such documentation at their own expense.

capital or shareholders’ association holding at least 1% of the share capital may inspect the shareholders’ register. Further, all shareholders are entitled to request certificates of the shareholders’ meetings’ minutes.

to shares.

The minutes of general meetings of shareholders will be made available on the company’s website no later than three months after the date of the meeting.

Purchase of treasury shares

Pursuant to Italian law, the purchase of treasury shares by the company is permitted conditional upon:

(i)                 such shares being fully paid-up;

(ii)              the maximum disbursement to purchase such shares not exceeding the aggregate amount of the distributable net profits and distributable share capital reserves, as resulting from the last financial statements approved; and

(iii)           such purchase being authorised by the shareholders’ meeting, which shall determine the maximum number of shares to be purchased, the period during which the shares may be purchased (not longer than eighteen months) and the maximum and minimum consideration to be paid for such shares.

Pursuant to Spanish law, the purchase of existing treasury shares by the company is permitted within certain limits:

(i)             the repurchase must be authorized by the shareholders’ meeting in a resolution establishing the maximum number of shares to be acquired, the titles for the acquisition, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution;

(ii)          the repurchase, including the shares already acquired and held by the company, must not bring the net worth of the company below the aggregate amount of the share capital and legal or non distributable reserves;

(iii)       the aggregate par value of the shares directly or indirectly repurchased, together with the aggregate par value of the ordinary shares already held, must not exceed 10% of the company’s share capital; and

(iv)      shares repurchased for valuable consideration must be fully paid-up. A repurchase shall be considered null and void if (i) the shares are partially paid-up, except in the case of free repurchase, or (ii) the shares entail ancillary obligations.

Upon agreement with the relevant MFE shareholder, MFE may acquire its own fully paid-up shares at any time for no consideration (om niet), or subject to certain provisions of Dutch law and the articles of association of MFE, for consideration if: (i) MFE’s equity less the aggregate payment required to make the acquisition at least equals the aggregate of the paid and called up part of MFE’s share capital and the reserves which must be maintained pursuant to the law, (ii) MFE and its subsidiaries would thereafter not hold shares or hold a right of pledge over DutchCo Ordinary Shares with an aggregate nominal value exceeding 50% of MFE’s issued share capital and (iii) the board of directors has been authorized to do so by the shareholders’ meeting.

The acquisition of fully paid-up shares by MFE NV other than for no consideration (om niet) requires authorization by the shareholders’ meeting. Such authorization may be granted for a period not exceeding eighteen months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees of MFE or group companies, under an incentive scheme applicable to such employees and no authorization is required for acquisition of shares in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers.

It is envisaged that prior to the Merger Effective Date the board of directors of MFE will be authorised by the shareholders’ meeting to repurchase DutchCo Ordinary Shares for a maximum period of eighteen months starting on the Merger Effective Date.

Mediaset is not entitled to vote or to receive dividends on the treasury shares it holds.

Treasury shares directly or indirectly held lack voting rights and treasury shares directly held lack economic rights (e.g. the right to receive dividends and other distributions and liquidation rights).

No voting rights may be exercised with respect to any share held by MFE. Treasury shares will not give entitlement to any dividend or any other distribution.

Sale or disposal of treasury shares shall be resolved upon by the shareholders’ meeting.

Insofar as listed companies are concerned, (i) the aggregate nominal value of the shares to be purchased shall not exceed 20% of the share capital of the company and (ii) the purchase of treasury shares must be made so as to ensure equal treatment of shareholders (e.g. on the market or during a public tender offer).

Challenge of shareholders’ meeting resolutions

Resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders, by shareholders who abstained from voting, by the directors or by the board of statutory auditors, if taken in violation of applicable law or of the articles of association.

A resolution passed by a shareholders’ meeting is binding on all shareholders, although a resolution which is (i) contrary to law or the articles of association or the internal regulations of the company, or (ii) detrimental to the interest of the company and beneficial to one or more shareholders or third parties, may be challenged.

Any MFE shareholder may challenge before the courts a resolution from the shareholders’ meeting claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association.

	Damage to company’s interest is also caused when the resolution, without causing damage to corporate assets, is imposed in an abusive manner	Any MFE shareholder may also request the court to reverse a resolution adopted by the shareholders’ meeting on the basis that it was by the majority. A resolution is understood to have been imposed in an abusive manner when, rather than responding reasonably to a corporate need, the majority adopts the resolution in their own interests and to the unjustifiable detriment of the other shareholders.

made in contravention with (i) statutory rules or rules in the company’s articles concerning the adoption of resolutions; (ii) the standards of reasonableness and fairness as applicable between the shareholders and the company; or (iii) internal regulations such as by-laws of the board of directors (if any). The right to request reversal is barred one year after the shareholder was informed of, or could reasonably have taken cognisance of, the resolution.

Insofar as listed companies are concerned, resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders and by shareholders who abstained from voting, representing at least 1/1000 of the share capital (with voting rights).

Shareholders at the time when the resolution was taken (provided they hold at least 0.1% of the share capital in the case of listed companies), directors and interested third parties will be entitled to challenge shareholders’ meetings’ resolutions. In the event of resolutions contrary to public order, the right to contest would apply to any shareholders (even if they acquired such condition after the resolution was taken), and any director or third party.

Finally, Dutch corporate law provides a specific type of court proceedings whereby shareholders alone or in aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company.

Board of directors — appointment

With the exception of the first directors, who are appointed in the deed of incorporation of the company, directors are appointed by the shareholders’ meeting.

Pursuant to Spanish law, directors are appointed by the shareholders’ meeting, except in the case of co-option. For further information, please refer to the Section “Board of directors — removal — substitutions” below.

The shareholders’ meeting shall appoint the directors upon binding nomination by the board of directors.

A nomination by the board of directors will be binding. However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with a two-third majority of the votes validly cast without a quorum being required.

Directors may not be appointed for a period longer than three financial years, their mandate terminating as at the date of the shareholders’ meeting called to approve the financial statements relating to the last of such three financial years. Directors may be re-appointed.

Directors are elected to serve for a term of four years, and may be re-elected to serve for an unlimited number of terms of the same duration (bearing in mind that independent directors serving as such for more than twelve consecutive years may no longer be considered as independent).

Term of office of directors may not exceed a maximum period of four years a time. A director who ceases office is immediately eligible for reappointment.

The total number of directors is determined by the	The shareholders’ meeting should establish the	The total number of directors is determined by the

shareholders’ meeting.	number of directors of the board of directors, within the limits provided by the articles of association: eleven to nineteen members.	board of directors within the limits set forth in the articles of association.

The articles of association of Mediaset provide that the board of directors of Mediaset shall consist of seven to fifteen members.

The current board of directors of Mediaset is composed of fifteen members, as appointed by the shareholders’ meeting held on 27 June 2018. The board of directors will terminate upon approval of the financial statements as at the date of the shareholders’ meeting convened to approve the financial statements at 31 December 2020.

The current board of directors of Mediaset España is composed of thirteen members.

The articles of association of MFE provide that the board of directors of MFE (including executive directors and non-executive directors) shall consist of seven to fifteen members.

It is envisaged that, upon completion of the Merger, the board of directors of MFE will consist of 14 members.

Pursuant to Italian law, as the board of directors of Mediaset is composed by more than seven members, at least two members shall be qualified as “independent”; furthermore, the less-represented gender must obtain at least one third of the directors appointed.

	Pursuant to the articles of association, the number of external or non-executive members of the board of directors must be larger than the number of executive members.	The chairman of the board of directors of MFE, as foreseen in the articles of association of MFE, shall be a non-executive director and have the title “Senior Non-Executive Director”.

Pursuant to Italian law and the articles of association of Mediaset, members of the board of directors of Mediaset are appointed through a voting list system. A list may be submitted by shareholders or by the board of directors.

Pursuant to Spanish law and the articles of association of Mediaset España, the proposal of appointment or re-election of members of the board of directors corresponds to the Appointment and Remuneration Committee, in the case of independent directors, and to the board of directors itself in other cases. However, the proposed appointment or re-election of any non-independent director must be preceded by a report from the Appointment and Remuneration Committee.

After the Merger has been completed, the directors of MFE shall no longer be appointed via the voting list system Mediaset currently uses.

Board of directors — proportional representation right

The board of directors is appointed by the shareholders’ meeting based on lists, which may contain a maximum of fifteen candidates, each numbered consecutively from one to the number of candidates in the list. The lists may be

Mediaset España shareholders are entitled to appoint a number of directors proportional to the voting rights they hold (either individually or by pooling their voting shares) (derecho de representación proporcional).

There is no proportional representation right prescribed under Dutch company law or MFE’s articles of association.

submitted by the shareholders or by the board of directors.

Each shareholder (as well as shareholders belonging to the same group and shareholders who take part in a shareholders’ agreement) may present, or contribute to present, or vote one list, including through an intermediary or trust company.

Lists may only be presented by shareholders having voting rights and who, either alone or together with other shareholders, represent at least the percentage of the share capital, subscribed as at the date of submission of the list, established and published by Consob, which will be from time to time notified in the notice of shareholders’ meeting called upon to pass resolution on the appointment of the board of directors (for 2019, such percentage is equal to 1%).

In order to determine the minimum amount of shares required to present the lists, reference should be made to the shares that are registered in the shareholder’s name on the day the lists are filed at the company.

However, this does not mean that such appointment(s) will be automatic. The intention to exercise this right may be notified to the company at any time but its exercise is subject to the existence of vacancies in the board of directors.

Shareholders who exercise this right shall first notify the board of directors their pooled share capital at least five days prior to the general meeting of shareholders on which they intend to exercise this right. During the general shareholders meeting they should ratify their pooled share capital position and may not vote on the appointment of other directors.

A director appointed by a shareholder in exercise of this right may not be removed from office except by resolution of the general shareholders meeting with cause based on a severe conflict of interests between the company and the director or the shareholder who appointed it.

Board of directors — removal — substitutions

Pursuant to Italian law, directors may be removed from office by means of a resolution adopted by the shareholders’ meeting at any time. Should directors be removed from office without cause (giusta causa), they are entitled to claim compensation for damages.

Directors may be removed when it has been so decided at a shareholders’ meeting, even if such removal is not included on the agenda for such shareholders’ meeting and even if it is without cause.

The shareholders’ meeting has the power to suspend or remove directors from office at any time.

A resolution of the shareholders’ meeting to suspend or remove a director other than pursuant to a proposal by the board of directors requires a two-third majority of the votes validly cast without a quorum being required.

Pursuant to Italian law and the articles of association of Mediaset, should the board of directors be composed of a number of members	Should the board of directors be composed of a number of members below the one resolved upon by the shareholders’ meeting due to vacancies	If one or more seats are vacant, the remaining directors shall be entrusted with the management of MFE, it being nevertheless understood that, in below the one resolved upon by the shareholders’ meeting due to vacancies (that is to say, resignation or revocation), then the remaining directors shall replace vacant seats by appointing (without recourse to the voting list system) as many members as required to re-establish the number resolved upon by the shareholders’ meeting (cooptazione), conditional upon:

(i)                 such appointment being approved by the board of statutory auditors;

(ii)              the majority of the members of the board of directors still being appointed by the shareholders’ meeting; and

(iii)           the requirements relating to the composition of the board of directors (with respect to independent directors and gender representation) being fulfilled.

Directors appointed in accordance with the above hold their office until the next shareholders’ meeting.

(that is to say, resignation or revocation), then the remaining directors may designate — the so-called co-option (cooptación) — the person or persons who are to fill such positions until the next shareholders’ meeting is held. Pursuant to the articles of association of Mediaset España, directors appointed through co-option must be Mediaset España shareholders.

For further information, please refer to the Section “Board of directors — proportional representation right” above.

such a case, the board of directors shall have the power to appoint one or more persons to temporarily hold office.

Should vacancy of the majority of the members of the board of directors appointed by the shareholders’ meeting occur, then the board of directors as a whole shall be deemed as ceased. Remaining directors shall call a shareholders’ meeting with no delay.

Should vacancy of the entire board of directors occur, then the board of statutory auditors shall call the shareholders’ meeting with no delay. In the meantime, the board of statutory auditors is entrusted with the ordinary business.

If, due to resignations or other causes, the majority of directors appointed by the shareholders’ meeting should no longer hold office, a shareholders’ meeting will be convened on an urgent basis to appoint new directors. The term of office of the directors not reappointed at the shareholders’ meeting will be deemed to have expired at the end of the relevant meeting. In such an event the board of directors will have no binding nomination right.

Board of directors — resolutions

Pursuant to the articles of association of Mediaset, the board of directors may validly take resolutions if the majority of the directors in office are present	Pursuant to the articles of association of Mediaset España, the board of directors may validly take resolutions if the majority of the directors in office

and, in the absence of notice of meeting, if all the directors in office and the regular statutory auditors are present.	are present and, in the absence of notice of meeting, if all the directors in office are present. Voting in writing without actual meetings is only accepted when no director objects to this procedure.

Resolutions are adopted with the favorable vote of the majority of the directors who attend the meeting. In the event of a tie, the chairman’s vote shall prevail.

Resolutions shall be adopted by an absolute majority of the directors attending the relevant meeting, except otherwise provided by Spanish Law, the articles of association or, where applicable, the board of directors regulations. In this sense, when dealing with the permanent delegation of any power of the board of directors to an executive committee or to one or more managing directors, the appointment of the directors who hold such positions, the appointment of an executive chair of the board of directors, approval of contracts between executive directors and the company, the favorable vote of at least two thirds of the members of the board of directors is required. Furthermore, the amendment of the board of directors regulations requires the affirmative vote of two thirds of the members of the board of directors present or represented at the meeting.

Pursuant to Dutch law and the articles of association of MFE, all board of directors resolutions shall be passed by a majority vote of the directors (or their representatives) present at the meeting. Pursuant to articles of associations of MFE, a director may be represented only by another director and at each meeting a director may not act as representative for more than one director. Each director shall have one vote, save that resolutions will only be valid if the majority of the directors is present or represented at the meeting. If there is a tie in voting, the director having the title of Chairman has a decisive vote. The board of directors may designate types of resolutions which are subject to requirements deviating from the foregoing.

Pursuant to the articles of association of MFE, the board of directors of MFE shall be authorised to pass resolutions outside a meeting, provided that the proposal is submitted to all directors and none of them has objected to the relevant manner of adopting resolutions.

Resolutions adopted by the directors may be challenged:

(i)      by the board of statutory auditors and by absent or dissenting directors, if taken in violation of applicable law or of the articles of association; and

(ii)     by shareholders, if taken in prejudice of their rights.

Pursuant to Spanish law, directors may challenge resolutions passed by the board of directors or by any other management body. Similarly, such resolutions may be challenged by any shareholder or shareholders who represent 0.1% of the share capital in case of listed companies. The causes, procedural rules and effects of these challenges shall be subject to the same provisions as established for challenges against shareholder’s

Any MFE shareholder may challenge before the courts a resolution from the board of directors claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association. The provisions established under section “Challenge of shareholders’ meeting resolutions” above shall apply the same for these type of resolutions.

Insofar as listed companies are concerned, resolutions adopted by the directors may be challenged by shareholders representing at least 1/1000 of the share capital (with voting rights) within ninety days from (i) the date of approval, or (ii) the date of filing or (iii) the date of registration of the resolution challenged with the Companies’ Register, as the case may be.

meetings resolutions passed (except that they may be also based on a breach of the board of directors internal regulations).

Board of directors - Powers and duties

Pursuant to the articles of association of Mediaset, the board of directors is vested with all powers for the ordinary and extraordinary management of the company. It is therefore empowered to take all such actions as it deems necessary to attain the corporate purpose, with the exception of those actions reserved to the shareholders’ meeting by law.

Spanish law provides that the board of directors is responsible for the management, administration and representation of a company in respect of its business matters and for establishing, among other things, the strategic, accounting, organizational and financing policies of the company, subject to the provisions of the articles of association and except for those matters expressly reserved to the shareholders’ meetings.

The board of directors is responsible for the management of MFE.

The duty of the non-executive directors is to supervise the performance of duties by the executive directors as well as the general course of affairs of MFE and the business connected with it. The non-executive directors are also charged with the duties assigned to them pursuant to the law and the articles of association of MFE.

Pursuant to the articles of association of Mediaset, the board of directors shall have exclusive responsibility over, and may not delegate the following matters:

(i)      entering into any contract or legal relationship, that has a value that exceeds Euro 13,000,000.00, between the company and a shareholder (or companies that are part of the same group as the shareholder) holding an interest of more than 5% in the share capital; and

(ii)     entering into any contract or legal relationship that has a value that exceeds Euro 130,000,000.00.

Pursuant to the articles of association of Mediaset España, and among a number of matters provided by Spanish law and included in the articles of association of Mediaset España, the board of directors may not delegate under any circumstances the entering into any contract or legal relationship with a third party, that has a value that exceeds Euro 80,000,000.00.

 Pursuant to Dutch law and the articles of association of MFE, adoption of resolutions of the board of directors having an important impact on the identity or nature of MFE or its business shall be subject to the prior approval of the shareholders’ meeting.

Such resolutions include in any event:

(i)      the transfer of (nearly) the entire business of MFE to a third party;

(ii)     entering into or terminating a long term cooperation between MFE or a subsidiary (dochtermaatschappij) and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for MFE; and

(iii)    the acquisition or disposal of an interest in the capital of a company if the value of such interest is at least one third of the sum of the assets of MFE according to its balance sheet and explanatory notes or, if MFE prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of MFE, by MFE or a subsidiary (dochtermaatschappij).

Pursuant to Italian law and the articles of association of Mediaset, the board of directors is also authorised to take resolutions relating to:	Pursuant to Spanish law and the articles of association of Mediaset España, the board of directors is also authorised to take resolutions, among others, relating to:

(i) mergers and demergers of a wholly-owned subsidiary of Mediaset with and into Mediaset; (ii) establishing or closing secondary offices;	(i) establishing or closing secondary offices; (ii) changing the registered address within the national territory;

(iii) indicating which directors have the power to represent the company;	(iii) indicating which directors have the power to represent the company;

(iv) reducing share capital if shareholders exercise their right of withdrawal;	(iv) reducing share capital if shareholders exercise their right of withdrawal;

(v) modifying the articles of association to adapt them to legislative changes;	(v) share capital increases, if authorized by the shareholders’ meeting; and

(vi) share capital increases, if authorized by the shareholders’ meeting.	(vi) issuance of bonds, if authorized by the shareholders’ meeting.

The authority to represent the company is vested with the chairman, the deputy chairman and the chief executive officer(s), acting severally.	The chief executive officer is solely authorised to represent the company on certain matters that have been delegated by the board of directors.	The chief executive officer and the director having the title of Chairman are solely authorised to represent the company.

Board of directors — Transactions involving conflicts of interest

Directors are required to avoid situations which could give rise to a conflict between their duties to the company and their private or other interests,

unless they have obtained the prior company’s consent.

There is a personal interest of a director in a matter when it affects him/her or a related party, and, for proprietary directors, when it affects the shareholder or shareholders which appointed him/her or proposed his/her appointment or to persons directly or indirectly related to them.

Pursuant to Italian law, should a director have any personal interest — whether on his/her own behalf or on behalf of third parties — with respect to a transaction to be carried out by the company, such director must inform the board of directors and the board of statutory auditors of such personal interest.

Should the chief executive officer have the mentioned personal interest, he must refrain from carrying out the transaction and delegate it to the board of directors. In such case, reasons to approve the transaction, as well as the benefit of the company from the same, shall result in the resolution of the board of directors.

Each member of the board of directors is required to report to the board of directors any circumstances that may give rise to a direct or indirect conflict of interest with the company. Members of the board of directors should abstain from engaging in commercial or professional transactions which may give rise to a conflict of interest, without having first informed and received approval from the board of directors, which shall request a report from the audit committee.

In any event, directors must refrain from participating in discussions and votes (including by way of proxy vote) on resolutions in which the director or a related person may have a direct or indirect conflict of interest.

A director cannot take part in a vote on a matter or transaction, in relation to which he/she has direct or indirect personal interest that is in conflict with the interests of MFE and the business connected with it.

Should (i) the board of directors adopt a resolution in violation of the above, or (ii) the said resolution be adopted with the casting vote of the interested director, provided however that the resolution at stake is detrimental to the company, such resolution may be challenged by absent or dissenting directors and by the board of statutory auditors within ninety days from the date of approval.

The resolution at stake may not be challenged by directors who voted in favor, provided that the information-related requirements described above are fulfilled.

The above shall not affect the rights acquired in good faith by third parties as a result of the said

Acts and contracts entered into by the directors in violation of their duty of loyalty may be challenged. For further information, please refer to the Section “Board of directors — resolutions” above.

resolution.

The directors involved are liable to the company for damages deriving from any act or omission in violation of the above provisions.	Directors shall be liable to the company for damages deriving from any act or omission in violation of their duty of loyalty.

All conflicts of interest involving directors will be disclosed in the financial statements.

Internal committees of the board of directors

Pursuant to the articles of association of Mediaset, the board of directors of Mediaset is entitled to delegate some of its duties to an executive committee (the Executive Committee), without prejudice to the duties that — pursuant to the law and the articles of association of Mediaset — shall be performed exclusively by the board of directors.

Pursuant to the articles of association of Mediaset España, the board of directors of Mediaset España is entitled to delegate some of its duties to an executive committee, without prejudice to the duties that — pursuant to the law and the articles of association of Mediaset España — shall be performed exclusively by the board of directors.

Pursuant to the articles of association of MFE, the board of directors can, within the limits set by the law, delegate its powers to individual members of the board of directors and/or to committees.

The chairman of the board of directors, the vice-chairman and the chief executive officer are entitled members of the Executive Committee. The members of the Executive Committee shall remain in office for the same period as their term of office as directors.

In any case, the chairman of the board of directors, the vice-chairman and the chief executive officer will be members of the executive committee. Other members shall be appointed following the prior proposal of the appointment and remuneration committee. The members of the executive committee shall remain in office for the same period as their term of office as directors.

In addition to the Executive Committee, as of today, the board of directors of Mediaset has established the following committees:

(i)      the “Control and Risk Committee”;

(ii)     the “Compensation Committee”;

(iii)    the “Governance and Appointment Committee”; and

(iv)   the “Independent Directors Committee for Related Parties”.

In addition to the executive committee, the board of directors must create, in any case, two internal consulting committees: the audit and compliance committee and the appointment and remuneration committee. As of today, the board of directors of Mediaset España has established such committees.

It is envisaged that MFE will establish an audit committee and a compensation and nominating committee.

Board of Directors — Liability

Pursuant to Italian law, directors shall perform their duties with the diligence and care required by the nature of their office and by their specific competences. Directors are jointly liable towards the company for damages occurred due to failure to comply with their duties. In any case, should directors be aware of prejudicial circumstances, they are jointly liable towards the company if they do not make their best effort to prevent such circumstances from occurring or to limit their harmful consequences.

Pursuant to Spanish law, directors are liable to the company, the shareholders and the creditors for any actions or omissions that are unlawful or contravene the articles of association and for failure to perform their legal and fiduciary duties diligently.

Subsequent ratification or approval by the shareholder’s meeting of any such act or omission (detrimental to the company) does not forego directors’ liability.

Pursuant to Spanish law, liability of the directors is joint and several, except to the extent any director can demonstrate that he or she did not participate in the decision-making process related to the relevant act or omission, was unaware of its existence or if being aware of it, he or she used his or her best efforts to mitigate any damages to the company or if he or she, at least, expressly opposed to such act or omission.

Directors may be claimed liable before the competent court upon initiative taken by the shareholders’ meeting (with the applicable majorities, as provided for by law) or, alternatively, by resolution adopted by the board of statutory auditors (with the favourable vote of two thirds of the members), within five years from their termination of office.

The liability action against directors shall be brought by the company pursuant to a shareholders’ meeting of decision, which may be adopted at the request of any shareholder even if not included on the agenda.

If a director is liable to the company, for example for a violation of his/her fiduciary duties, only the company may institute a lawsuit against him/her.

Derivative actions, where a shareholder is entitled to bring an action against directors or other third parties on behalf of a company, do not exist under Dutch law. Similarly, a shareholder cannot sue directors in his own name for a tort or breach of duties vis-à-vis the company.

The action against directors may be waived or settled upon resolution by the shareholders’ meeting, provided that dissenting shareholders do not represent more than 20% of the share capital or, insofar as listed companies are concerned, 5% of the share capital.

The shareholders’ meeting may settle or waive such action at any time, unless shareholders representing 3% of the share capital oppose to such settlement or waiver.

The resolution to bring an action against directors, if adopted with the favourable vote of at least 20%	The decision to bring an action or reach a settlement shall entail the removal of the relevant	Dutch law provides a specific type of court proceedings whereby shareholders alone or in

of the share capital, implies the revocation of directors from office and their replacement.	directors. The approval of the financial statements shall not preclude action for liability nor constitute a waiver of the action agreed or brought.

aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company. The complaint must relate to the “likely mismanagement” of the company. An important part of these proceedings is that, when the Enterprise Chamber orders an investigation, it has far-reaching powers to immediately take preliminary measures which may include among others measures such as to suspend or replace members of the board of directors.

If the Enterprise Court finds that there has been mismanagement, then, with the exception of appeal to the Supreme Court, its decision is binding upon the directors who have appeared in the proceedings and have set up a defence. The decision, however, does not automatically imply personal liability of the directors for mismanagement. Third parties (including shareholders) will have to prove the personal liability of the directors in separate legal proceedings.

Directors may be further claimed liable before the competent court upon initiative taken by shareholders representing at least 20% of the share capital or, insofar as listed companies are concerned, one fortieth of the share capital.

Shareholders representing 3% of the share capital (together or pooling shares with other shareholders) may bring corporate liability actions against directors when the board of directors fail to convene the shareholders’ meeting requested for these purposes, when the company does not bring said action within one month of the date of the adoption of the respective resolution, or when the shareholders’ meeting resolves against the claim for liability. Shareholders may initiate actions themselves without the need to convene a shareholders’ meeting that upholds the decision when the action is based on a failure to perform the duty of loyalty.

Directors may be finally claimed liable upon initiative of the creditors of the company for failing to comply with their obligations relating to safeguard the integrity of corporate assets.

In addition, company’s creditors may file a corporate claim for liability against directors if not brought by the company shareholders provided that the company has insufficient assets to repay its liabilities.

Without prejudice to the above, should single shareholders or creditors of the company be adversely (and directly) affected by resolutions adopted by the directors (only in case of wilful misconduct (dolo) or negligence), they are entitled to claim compensation for damages. Such action shall be brought within and no later than five years following the resolution at stake.

In addition, shareholders or third parties may bring individual liability claims against directors if the director’s acts or omissions are directly detrimental to their interests.

Actions for liability against directors, whether corporate or individual, shall expire four years from the day on which they could have first been exercised.

Indemnification of directors

Italian law requires Mediaset to reimburse its directors for legal costs incurred in order to defend themselves in civil and/or criminal proceedings, provided these expenses are incurred because of the performance of their duties for Mediaset. This principle does not apply in cases of wilful misconduct or gross negligence as established in a judgment res judicata.

	Mediaset España is authorised pursuant to its articles of association, to contract liabilities insurance for its directors.	The articles of association of MFE provide that, to the extent permissible by Dutch law, MFE will indemnify and hold harmless members of the board of directors against liabilities.

Disclosure of significant holdings

Any person whose shareholding in the share capital of a listed company reaches or crosses (whether exceeding or falling below) the threshold of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6%, and 90% shall notify both the company and Consob of its shareholding.

Consob may, provided that it is justified by needs to protect the investors, envisage — for a limited period of time — thresholds lower than 3% for companies with an elevated current market value and particularly extensive shareholding structure.

Any person who, either directly or indirectly through a controlled entity, acquires or transfers shares granting voting rights of a listed company is required to disclose to the relevant company as well as to the CNMV -by means of a standard form- the fact that the percentage of voting rights that it holds reaches, exceeds or falls below the following thresholds: 3.0%, 5.0%, 10.0%, 15.0%, 20.0%, 25.0%, 30.0%, 35.0%, 40.0%, 45.0%, 50.0%, 60.0%, 70.0%, 75.0%, 80.0% and 90.0% of the total voting rights of the company.

Any person who, directly or indirectly, acquires or disposes of shareholdings and/or voting rights in MFE must immediately give written notice to the AFM of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

The mentioned notification obligations also apply

The thresholds that trigger the reporting obligation are reduced to 1.0% and its successive multiples for persons resident in a jurisdiction defined under Spanish law as a “tax-haven” or in a jurisdiction that does not cooperate (i.e., exchange information) with the Spanish supervisory authorities.

Reporting obligations also apply with respect to members of the board of directors. They are obliged to disclose the shareholding they hold when they become or cease to be a director, and also at any time his/her shareholding changes.

with respect to shareholdings and/or voting rights held by members of the board of directors of MFE.

For the purpose of calculating the percentage of capital interest or voting rights, shares directly held, even if the voting rights are due or assigned to third parties or suspended, must be taken into account.

Furthermore, shares in relation to which a party is assigned or due voting rights are also considered investments where one of the following criteria or a combination of such, is met: (i) voting rights are due as pledgee or usufructuary; (ii) voting rights are due as depositary or third party account holder, as long as this right can be exercised at discretion; (iii) voting rights are due by virtue of power of attorney, as long as the right can be exercised at discretion with no specific instructions by the delegating party; (iv) voting rights are due on the basis of an agreement envisaging the provisional disposal of the same against consideration.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares with voting rights, will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with the regulations.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person, (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account, (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement, (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment, and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.

Therefore, Special Voting Shares shall be added to DutchCo Ordinary Shares for the purposes of calculating the above thresholds.

The reporting obligation shall also apply to shareholders and holders of financial instruments of issuers who have their shares admitted to trading for the first time on a Spanish regulated market.

Each person whose holding of capital interest or voting rights at the date DutchCo Ordinary Shares are initially listed on the Mercato Telematico Azionario or the Spanish Stock Exchanges amounts to three per cent (3%) or more of MFE’s issued and outstanding share capital, must notify the AFM of such holding without delay.

Voting rights attached to listed shares or to financial instruments which have not been notified pursuant to the notification obligations described above may not be exercised.

Unless the fact is a criminal offence, in the case of failure to disclose major shareholdings, as provided above, administrative sanctions may be imposed.

Failure to comply with these disclosure obligations may constitute a serious or very serious infringement under Spanish securities law and it may entail the imposition of administrative penalties and disqualification for managerial positions, as the case may be.

Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and will publish its decision to do so. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified

Mandatory tender offers

Pursuant to Italian law, a mandatory tender offer addressed to all security holders on the totality of the securities admitted to trading on a regulated market shall be triggered in case anyone (following acquisitions or upon increase of its voting rights) holds a stake higher than 30% of the share capital or holds more than 30% of the voting rights. Furthermore, Italian law provides that a mandatory tender offer shall be triggered in case anyone, as a consequence of acquisitions, result to hold a stake higher than 25% of the share capital and no other shareholders has a higher participation of such stake.

Pursuant to Spanish law, a mandatory tender offer is required when a person gains control of a company listed on one of the Spanish Stock Exchanges.

Control of a target company by a person or by a group of persons acting in concert is deemed to exist where:

(i)             such person holds at least 30% of its voting rights, directly or indirectly; or

(ii)          such person holds a stake of less than 30% of its voting rights but appoints (within the twenty-four months following the last acquisition of shares) such number of directors as, taken together with any already appointed director, represent a majority of the target company’s board of directors.

Pursuant to Dutch law any person, acting individually or in concert with others, who acquires, directly or indirectly, a percentage equal to or in excess of 30% of the voting rights in a company listed on a regulated Dutch or European market will be obligated to make a public offer to acquire all shares in the company’s share capital.

In order to better safeguard the position of minority shareholders, article 43 of the articles of association of MFE includes mandatory bid provisions providing that predominant control means the right to exercise 25% or 30% of the voting rights and that the acquisition of predominant control in MFE as from the announcement date of the Merger (i.e. 7 June 2019) (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) triggers the obligation to launch a public takeover bid.

The obligation to launch a mandatory tender offer does not apply if another shareholder (or other shareholders jointly) hold the majority of voting rights exercisable in the ordinary shareholders’ meeting.

The CNMV may authorise a person acquiring more than 30% of a target company’s voting rights (Shareholder A) not to launch a mandatory offer if another shareholder (Shareholder B) has an equal or larger stake in the target company. The CNMV’s authorisation will be subject to the following conditions: (i) Shareholder B not reducing its stake

The obligation does not apply to those who, individually or acting in concert with other persons, hold a percentage equal to or in excess of 30% of the voting rights of the company before the shares are admitted to listing and who continue to hold the same interest after listing.

in the target below Shareholder A’s stake; and (ii) Shareholder A not appointing more than half of the members of the target company’s board of directors. If authorisation is not granted, or the conditions are not fulfilled, Shareholders A must launch an offer for the target company within three months, unless the stake in excess of 30% is sold within that period and, in the meantime, voting rights are not exercised.

It is expected that prior to the MFE shares’ admission to listing, major shareholder Fininvest S.p.A. will hold more than 30% of the voting rights in MFE; therefore, major shareholder will be exempt from public offer obligations at the time of admission to listing, and that the same exemption will continue to apply for the entire period in which major shareholder’s interest represents more than 30% of the voting rights of MFE.

Pursuant to Italian law, unless approved by the shareholders’ meeting, Italian listed companies whose securities form the object of a tender offer shall abstain from the use of protective measures that could oppose the achievement of the objectives of such tender offer. The articles of association may differ, wholly or in part, from such provision.

The articles of association of Mediaset do not contain a specific provision in this respect.

From a Spanish legal viewpoint, protective measures can essentially be of two kinds: measures set out in the articles of association and measures in contracts entered into between the company and third parties as well as those arising from shareholders agreements.

In the event that a company which has protective measures in place in its articles of association or within shareholders’ agreements is the target company of a mandatory tender offer, Spanish law enables shareholders acting at the shareholders’ meeting to approve the neutralisation of such measures (the so-called breakthrough rule), in which case any shareholders whose rights have been neutralised or otherwise adversely affected shall be entitled to receive compensation at the target company’s expense.

Once a mandatory tender offer is announced, the “passivity rule” is triggered and the implementation by the board of directors or the senior management of the target company and its

Pursuant to Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law.

MFE articles of association provide for provisions that may have the effect of making a takeover less attractive, including:

•                  a provision that the directors may only be appointed by the general meeting of shareholders upon a binding by the board of directors, which can be set aside by a two-thirds majority of the votes validly cast at a meeting with no quorum being required;

•                  a provision that the directors may only be removed by the general meeting by at least two-thirds majority of the votes validly cast at a meeting with no quorum being required; and

•                  a requirement that certain matters,

subsidiaries of specific “frustrating actions” (and generally, any anti-takeover decision) would require the approval of the shareholders of the target company if the decision may prevent the success of the mandatory tender offer.

including an amendment of MFE articles of association, may only be brought to the general meeting of shareholders for a vote upon a proposal by the board of directors.

Buy-Out Procedure

Any person becoming holder of a quota exceeding ninety per cent (90%) of the issued share capital of an Italian listed company shall be committed to squeeze-out the remaining by any holder thereof unless a float sufficient to ensure regular trading performance is not restored within ninety days.

A shareholder who, for its own account, holds at least ninety-five per cent (95%) of the issued share capital of MFE may institute court proceedings before the Dutch Commercial Register against minority shareholders in order to acquire their shares. Upon granting of the claim for the squeeze-out, the Dutch Commercial Register determines the price to be paid for the shares. If necessary, the purchase price is determined upon an opinion released by an expert (or a panel of three experts) appointed by the Dutch Commercial Register.

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital of an Italian listed company shall have the right to acquire the shares of the minority shareholders within three months after the end of the acceptance period of the public offer, if the intention to exercise said right was declared in the public offer document.

Following a public offer, the offeror that has come to hold at least 90% of the voting capital of the offeree company as a consequence of a takeover bid accepted by 90% of the addressees thereof, will have the right to require the minority shareholders and the holders of the other securities that did not accept the offer to sell to the offeror all of their shares and other securities (squeeze-out).

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital as well as at least ninety-five per cent (95%) of the voting rights of MFE has the right to acquire the shares of the minority shareholders. In order to do so, the relevant shareholder must file a request with the Dutch Commercial Register within three months after the end of the acceptance period of the public offer.

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital of an Italian listed company shall be committed to squeeze-out of the remaining securities should any other party so request.

Where more than one class of securities is issued, the commitment to squeeze-out shall subsist only for classes of securities for which the ninety-five per cent (95%) threshold is reached.

By way of fair reciprocity, following a public offer, under the same conditions, minority shareholders have the right to force the offeror to purchase their securities (sell-out).

Conversely, each minority shareholder has the right to request the Dutch Commercial Register that the holder of at least ninety-five per cent (95%) of the issued share capital as well as at least ninety-five per cent (95%) of the voting rights of MFE purchases its shares in such case. The relevant claim must be filed with the Dutch Commercial Register within three (3) months after the end of the acceptance period of the public offer.

Qualified obligations of the shareholders

The articles of association of Mediaset do not provide for any specific dispositions relating to defensive measures.	The articles of association of Mediaset España do not provide for any specific dispositions relating to defensive measures.

The articles of association of MFE provides for certain specific dispositions, and namely:

•                  the prohibition for shareholders — whether on their own or together with persons acting in concert — to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which: (i) is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or (ii) is in violation of a decision, issued by any authority, which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE, and/or (d) Mediaset and Mediaset España, as legal predecessors of MFE (the Qualified Shareholding Obligation);

•                  the obligation, on part of any shareholder of MFE, to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España — and originally relating to shares issued by the same — as legal predecessors) (the Contractual Obligation);

•                  the possibility that the board of directors of

MFE resolves to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares — or to Special Voting Shares, if received — held by shareholders acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.